Exhibit 10.24

PURCHASE AND SALE AGREEMENT

by

and

between

PIVOTAL CENTURY PLAZA HOTEL, L.L.C.,

a Delaware limited liability company

“Seller”

and

HYATT DEVELOPMENT CORPORATION,

a Delaware corporation

“Purchaser”

The Century Plaza Hotel & Spa

Los Angeles, California

August 24, 2005

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	AGREEMENT OF PURCHASE AND SALE	14

3.	PURCHASE PRICE	14

4.	TITLE	16

5.	DUE DILIGENCE	17

6.	CLOSING	21

7.	CLOSING COSTS	22

8.	CONDITIONS PRECEDENT TO CLOSING	23

9.	SELLER’S CLOSING DOCUMENTS	25

10.	PURCHASER’S CLOSING DOCUMENTS	26

11.	PRORATIONS, CLOSING ADJUSTMENTS & EMPLOYEES	27

12	SELLER’S REPRESENTATIONS AND WARRANTIES	37

13.	PURCHASER’S REPRESENTATIONS AND WARRANTIES	47

14.	CONDUCT OF HOTEL BUSINESS PRIOR TO CLOSING	47

15.	ESCROW	50

16.	LIQUOR MATTERS	51

17.	LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION	54

18.	DEFAULT	56

19.	BROKERS	59

20.	MISCELLANEOUS	59

Purchase and Sale Agreement

EXHIBIT AND SCHEDULE LIST

Exhibit	Description
A	Legal Description of the Land

B	Due Diligence Materials

C	Form of Grant Deed

D	Form of Bill of Sale

E	Form of Assignment and Assumption Agreement

F	Form of Assignment and Assumption of Trip Count Agreement

G	Form of Resale Certificate

H	Disclosure Statement

I	Estoppel Certificates

J	Title Exceptions on Schedule B to PTR

1	Schedule of Equipment Leases

2	Schedule of Leases

3	Schedule of Service Contracts

4	Schedule of Union Contracts

5	Schedule of Property Analyses, Property Condition and Environmental Reports

6	Schedule of Licenses and Permits

7	Intentionally Deleted

8	Schedule of Work in Progress

9	Schedule of Liquor Licenses

10	Schedule of Gift Certificates

11	Schedule of Insurance

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of August 24, 2005, by and between PIVOTAL CENTURY PLAZA HOTEL, L.L.C., a Delaware limited liability company, (“Seller”) and HYATT DEVELOPMENT CORPORATION, a Delaware corporation (“Purchaser”),with reference to the following Recitals:

RECITALS:

A. Seller is the owner of certain land in Los Angeles County, California located at 2025 Avenue of the Stars, Los Angeles, and more particularly described in Exhibit A attached to this Agreement (the “Land”). The Land is improved with a hotel known as The Westin Century Plaza Hotel & Spa containing approximately seven hundred twenty eight (728) guest rooms and suites, meeting, banquet, spa, restaurant, lounge, pool and other public areas (the “Hotel”).

B. Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Hotel, and the personal property and other rights and interests related thereto which, together, comprise the Property (as defined below), on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual agreements, covenants and promises set forth in this Agreement and for other good and valuable consideration, the receipt, sufficiency and validity of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	DEFINITIONS .

(a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accountant” means Ernst & Young.

“Accounts Payable” means all accrued amounts owed by Seller (or by Hotel Operator as agent of Seller) as of the Proration Time and arising out of the ownership of the Property or operation of the Hotel, including the following: unpaid charges for utilities; amounts payable to creditors from whom Inventory, FF&E, Expendables and other items have been purchased in connection with the ownership or operation of the Hotel, including amounts then owing under open purchase orders; and amounts payable with respect to the Management Agreement, the Liquor Agreement, the

Employee Agreement, the Union Contracts, the Service Contracts, the Parking Agreements, the Chilled Water Agreements (but only rights under such agreements with respect to the Hotel retained under the Chilled Water Partial Assignment and not with respect to the Adjoining Project), the Equipment Leases, and any other Intangible Property, and with respect to maintenance, cleaning and other services performed in connection with the operation of the Hotel other than pursuant to such agreements; provided, however, the term Accounts Payable shall not include Booking Deposits or Tenant Deposits.

“Accounts Receivable” means all accrued amounts owed to Seller (or to Hotel Operator as agent of Seller) as of the Proration Time and arising out of the ownership or operation of the Hotel, whether or not past due and whether or not a bill or statement has been presented to the Person owing such amount, including the following: lease rentals, percentage rentals, escalation rentals, operating cost pass-throughs and all other sums and charges payable by tenants under the Leases (except to the extent any of such items are prorated in accordance with Section 11(e)); room, food and beverage charges (other than for alcoholic beverages); telephone or telecopy charges; valet charges; charges for other services or merchandise; charges for banquets, meeting rooms, catering and the like; sales, use and occupancy taxes due from the consumers of goods and services; amounts owed to Seller pursuant to the Liquor Agreement; amounts owed from credit card companies pursuant to signed credit card receipts, whether or not such credit card receipts have been delivered by Seller to the credit card companies; and deposits or prepayments made by or held for the account of Seller (including any utility deposits, any deposits under any Equipment Leases or Licenses and Permits and any deposits or prepayments made by Hotel Operator for the account of Seller); provided, however, the term Accounts Receivable shall exclude any accounts receivable for which Seller receives a credit pursuant to Section 11(d)(i) with respect to the night that straddles the Closing.

“Additional Rents” has the meaning given such term in Section 11(e)(ii).

“Adjoining Project” means that certain improved real property located at 2055 Avenue of the Stars, Los Angeles, and formerly operated as the St. Regis Hotel, Los Angeles.

“Affiliate” shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an entity. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” means all rights, privileges, interests and easements owned by Seller and appurtenant to the Land, including any mineral rights relating to the Land and minerals, oil, gas and other hydrocarbon substances on or under the Land, water and water rights relating to the Land, the easements benefiting the Hotel created pursuant to the Declaration of Easements and all Surplus Trip Counts.

“Bill of Sale” has the meaning given such term in Section 9(b).

“Booking” means a booking, contract or other reservation for (A) the future use of guest rooms, banquet facilities, meeting rooms or other Hotel facilities and (B) off-site catering for which a Booking Deposit has been received on behalf of Seller, or for which a written proposal has been made by or on behalf of Seller and accepted by the recipient of such proposal or for which a written proposal has been received and accepted by or on behalf of Seller (regardless of whether a Booking Deposit has been received).

“Booking Deposit” means a room reservation, public function, banquet, or food and beverage deposit, or other deposit or fees for a Booking.

“Books and Records” means all books, records, financial statements and information, correspondence and other files and information (whether stored in paper form, on computer hard drive or disk, CD Rom, DVD or in any other storage medium) owned by Seller or any Affiliate of Seller (whether in the possession or control of Seller or such Affiliate or Hotel Operator as agent for Seller) which relate to the ownership of the Property or the operation of the Hotel, including employee files and records, guest history information for all individual and group accounts (subject to the limitations described in Section 5(a) below) and records regarding technological systems of the Hotel, excluding, however, Seller’s limited liability company, partnership or corporate records, any internal appraisals or economic evaluations of the Hotel prepared by or for the benefit of Seller, Seller’s accounting and income tax records and similar proprietary confidential, privileged or work product files or documents of Seller or Seller’s members.

“Business Day” has the meaning given such term in Section 20(p).

“Cash on Hand” means all Hotel petty cash and cash in cash registers, house banks, vending machines, laundry machines, pay telephones and other cash-operated equipment as of the Proration Time (excepting any such cash not owned by Seller or any Affiliate of Seller, e.g. cash in any bank or private ATM’s located at the Hotel). Amounts on deposit with a financial institution in Seller’s name (or in Hotel Operator’s name for the account of Seller) shall not be considered Cash on Hand and such amounts shall remain the property of Seller.

“Chilled Water Agreements” means collectively (A) that certain Chilled Water, Heated Water and Steam Energy Agreement dated as of December 27, 1979, by and between Century City, Inc. (a prior owner of the Property) and Central Plants, Inc., as modified by a letter agreement dated November 14, 1984, and (B) the Chilled Water Partial Assignment.

“Chilled Water Partial Assignment” means that certain Partial Assignment of and Agreement Regarding Chilled Water Agreement dated as of January 25, 2005, by and between Seller and Avenue of the Stars Associates, LLC.

“Closing” and “Close” mean the consummation of the purchase and sale of the Property in accordance with this Agreement as evidenced by the recordation of the Deed in the Official Records.

“Closing Date” means October 5, 2005, subject to any extension effected pursuant to the terms of Section 11(j)(2) or any other express provision of this Agreement].

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings, procedures and guidance issued by the Internal Revenue Service.

“Declaration of Easements” means that certain Declaration of Easements identified as item 25 on Schedule B of the Preliminary Title Report.

“Deed” has the meaning given such term in Section 9(a).

“Department” has the meaning given such term in Section 16(a).

“Deposit” has the meaning given such term in Section 3(a).

“Due Diligence Materials” refers to the documents, reports and materials relating to the Hotel described on Exhibit B.

“Earthquake Escrow” has the meaning given such term in Section 17(c).

“Earthquake Deposit” has the meaning given such term in Section 17(c).

“Earthquake-Related Damage” has the meaning given such term in Section 17(c).

“Employee Agreement” means that certain agreement dated January 25, 1997, by and among Hotel Operator, Westin Los Angeles Payroll Company and Seller, as amended by that certain letter to Hotel Operator, WHC Payroll Company (successor in interest to Westin Los Angeles Payroll Company) and Employee Company, dated as of January 25, 2005, as and to the extent relating to employment of the Hotel Employees.

“Employee Company” means Sheraton Operating Company (as successor to WHC Payroll Company).

“Employee Obligations” means obligations relating to, or arising with respect to, the Hotel Employees, including (i) wages, salaries, vacation and sick leave, fringe benefits and payroll taxes, (ii) worker’s compensation, employment discrimination, sexual harassment and unfair labor claims, (iii) retirement benefits and employer contributions to pension plans, (iv) obligations under any of the Union Contracts or other agreement with unions representing the Hotel Employees, as the case may be and as the context so requires, and (v) claims or penalties under applicable Legal Requirements governing employment matters.

“Environmental Laws” means all federal, state and local laws, ordinances and regulations governing the use, storage, transportation or disposal of hazardous or toxic substances or materials in effect as of the date of this Agreement and applicable to the Property.

“Environmental Reports” has the meaning given such term in Section 12(a)(iv).

“Equipment Leases” means all leases, rental or other agreements to which Seller (or Hotel Operator as agent for Seller) is a party for the use of any of the Expendables or FF&E, together with all supplements and amendments thereto, which leases and agreements are identified on Schedule 1 attached hereto.

“Estoppel Certificate” has the meaning given such term in Section 8(a)(vi).

“Exchange Party” has the meaning given such term in Section 3(f).

“Excluded Claims” means (i) any claims now or hereafter filed by Seller for refund or rebate with respect to the operation of the Hotel or the ownership of the Property for periods prior to the Closing Date (including claims for the refund or rebate of real property taxes and assessments for periods prior to the Closing Date, subject to the prorations provisions of Section 11(b) below), and (ii) causes of action, claims and rights that Seller may have with respect to the period prior to the Closing Date for matters such as monetary claims or claims for indemnification, defense or reimbursement against Hotel Operator, Employee Company, Liquor Concessionaire, the parties to the Parking Agreements, the Chilled Water Agreements, the Union Contracts, the Equipment Leases or the Service Contracts, claims under any insurance policy maintained with respect to the Property (except claims under such insurance policies assigned to Purchaser pursuant to Section 17) and claims against former tenants or former occupants of space in the Hotel for unpaid rent or other charges with respect to the period prior to the Closing Date. The Excluded Claims shall be retained by Seller.

“Expendables” means blankets, linens, tableware, china, glassware, uniforms and other goods of an expendable nature which are located at the Hotel and owned or leased by Seller or any Affiliate of Seller (whether in the possession or control of Seller or such Affiliate or Hotel Operator as agent for Seller); provided, however, the term Expendables shall not include FF&E, Inventory or Liquor Inventory.

“FF&E” means the furniture, furnishings, fixtures, machinery, equipment, tools, vehicles, appliances and artwork located at the Hotel and owned or leased by Seller or any Affiliate of Seller (whether in the possession or control of Seller or such Affiliate or Hotel Operator as agent for Seller), including all furniture and furnishings for guest rooms, public areas and non-public areas (such as kitchen, laundry and cleaning facilities, rooms for the use of employees, storage areas, front desk and administrative offices), floor and window coverings, decorative light fixtures and equipment; provided, however, the term FF&E shall not include Expendables, Inventory or Liquor Inventory.

“General Assignment” has the meaning given such term in Section 9(c).

“Governmental Authorities” means all federal, state, county, municipal and other local governmental authorities, and administrative, judicial and regulatory agencies thereof, having jurisdiction over the property or Person in question.

“Hotel” has the meaning given such term in Recital A.

“Hotel Employees” means all persons employed by Hotel Operator or Employee Company with respect to the Hotel pursuant to the Management Agreement and the Employee Agreement, respectively.

“Hotel Operator” means Westin North American Management Company, a Delaware corporation, successor by merger to Westin Century City Management Co.

“Improvements” means the Hotel and all other buildings, structures, fixtures and improvements owned or leased by Seller and located on the Land, and all apparatuses, equipment and appliances owned or leased by Seller and attached thereto, including curbs, landscaping and any underground utilities, elevators and escalators, heating and air conditioning systems, and facilities used to provide utility services, refrigeration, ventilation, garbage disposal, recreation or other services for the Hotel.

“Intangible Property” means all of Seller’s interest in and to the following: Bookings and Booking Deposits, Leases and Tenant Deposits, Equipment Leases, Service Contracts, Union Contracts, the Chilled Water Agreements (but only rights under such agreement with respect to the Hotel retained under the Chilled Water Partial Assignment and not with respect to the Adjoining Project), the Parking Agreements, Names, IT Systems, warranties and guarantees relating to the Property, Licenses and

Permits, plans and specifications for the Improvements, drawings, Books and Records, goodwill associated with the Hotel, and other items of intangible personal property owned by Seller relating to the Hotel; provided, however, the term Intangible Property shall expressly exclude (i) any insurance policies relating to the Property in Seller’s name (which insurance policies will not be assigned to Purchaser, other than with respect to insurance proceeds payable thereunder in the circumstances described in Section 17), (ii) any internal appraisals or economic evaluations of the Hotel prepared by or for the benefit of Seller, (iii) the Excluded Claims, (iv) the Management Agreement, (v) the Employee Agreement, (vi) the Liquor Agreement, (vii) the Accounts Receivable, (viii) the Liquor Licenses, and (ix) the Liquor Inventory.

“Intervening Title Matters” has the meaning given such term in Section 4(b).

“Inventory” means the stock in trade of the Hotel located at the Hotel and owned or leased by Seller or any Affiliate of Seller (whether in the possession or control of Seller or such Affiliate or Hotel Operator as agent for Seller), including both (A) operating inventories and consumable inventories (including guest supplies, provisions, stores, food and non-alcoholic beverages, stationery, office supplies, operating supplies, fuel for furnaces and cleaners, cleaning compounds and preparations) and (B) items held for retail sale in the ordinary course of business in any gift shop or drug store or retail portions of any health club, recreation area or other retail concession operated within the Hotel (with such clause (B) items referred to as “Retail Inventory”); provided, however, the term Inventory shall not include any of foregoing items containing the name and/or logo “Westin” and/or “Starwood”, Expendables, FF&E or Liquor Inventory.

“IT Systems” means all computer hardware, telecommunications and information technology systems located at the Hotel and owned or leased by Seller or any Affiliate of Seller (whether in the possession or control of Seller or such Affiliate or Hotel Operator as agent for Seller) and all computer software used at the Hotel (subject to the terms of any applicable transferable third-party license agreements); provided, however, the term IT Systems shall not include, any of the foregoing items that are owned by or licensed to the Hotel Operator or any Affiliate of Hotel Operator.

“Land” has the meaning given such term in Recital A.

“Leases” means all written leases, subleases, licenses, concessions, and other forms of agreement, however denominated (other than Bookings), to which Seller (or Hotel Operator as agent for Seller) is a party and which grant to any party or parties (other than Seller or Hotel Operator) the right of use or occupancy of any portion of the Hotel, and all amendments, guaranties, and other agreements affecting the same, which leases and agreements are identified on Schedule 2 attached hereto.

“Legal Requirements” means (i) all statutes, laws, ordinances, rules, regulations, codes or other legal requirements promulgated by any Governmental Authority, including zoning, building and land use laws, the Americans With Disabilities Acts, as amended, and all Environmental Laws, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority to the extent that the Property is subject to the same.

“License & Permit Condition Items” has the meaning given such term in Section 8(a)(vii).

“Licenses and Permits” means all certificates of occupancy and all zoning, subdivision, building, safety and health approvals and all other licenses, permits and entitlements issued by Governmental Authorities and held by Seller (or any Affiliate of Seller or Hotel Operator as agent of Seller) with respect to the operation of the Hotel or the ownership of the Property, including those identified on Schedule 6 attached hereto; provided, however, the term Licenses and Permits shall not include (A) the Liquor Licenses (which are owned by Liquor Concessionaire pursuant to the Liquor Agreement) or (B) any licenses or permits held by Hotel Operator (other than in its capacity as Seller’s agent) or any third party service provider in order for Hotel Operator or such service provider legally to conduct business or to perform services at the Hotel.

“Limitation Period” has the meaning given such term in Section 12(c)(i).

“Liquor Agreement” means, collectively, that certain (i) Liquor License Agreement executed by and among Seller, Hotel Operator and Liquor Concessionaire dated as of February 25, 1999, (ii) First Amendment to Liquor License Agreement by and among Seller, Hotel Operator and Liquor Concessionaire dated as of January 25, 2005, (iii) letter agreement dated January 21, 1997, from Hotel Operator to Seller’s predecessor in interest, whereby Hotel Operator guarantees the performance by Liquor Concessionaire under agreements with Seller, (iv) letter dated January 20, 2005, confirming such guaranty, (v) Agency and Reimbursement Agreement dated as of January 23, 1997 between Liquor Concessionaire and Hotel Operator and a Pledge of Collateral dated as of January 23, 1997 by Fred Kleisner and Liquor Concessionaire, as pledgor, in favor of Hotel Operator, as pledgee, and (vi) Amended and Restated Promissory Note dated as of January 23, 2005, by Liquor Concessionaire in favor of Seller.

“Liquor Concessionaire” means Westin CP Beverage Company, Inc., a Delaware corporation.

“Liquor Deposit” has the meaning given such term in Section 16(a).

“Liquor Inventory” means all alcoholic beverages, and any fixtures, equipment, glassware and other personal property used in the sale of alcoholic beverages, located at the Hotel or ordered for future use at the Hotel as of the Closing.

“Liquor License Bill of Sale” has the meaning given such term in Section 16(a).

“Liquor License Escrow” has the meaning given such term in Section 16(a).

“Liquor License Escrow Holder” has the meaning given such term in Section 16(a).

“Liquor License Escrow Note has the meaning given such term in Section 16(a).

“Liquor Licenses” means those certain liquor licenses issued by the California Department of Alcoholic Beverage Control to Liquor Concessionaire with respect to the Hotel, which Liquor Licenses are held by the Liquor Concessionaire pursuant to the terms of the Liquor Agreement, including those identified in Schedule 9 attached hereto.

“Liquor Purchase Price” has the meaning given such term in Section 3(e).

“Losses” means claims, liabilities, losses, actions, demands, costs or expenses (including reasonable attorneys’ fees, charges and expenses).

“Management Agreement” means that certain Amended and Restated Operating Agreement dated February 25, 1999 between Hotel Operator and Seller, as amended to date.

“Minimum Offer Number” has the meaning given such term in Section 11(j)(1).

“Must Removes” has the meaning given such term in Section 4(a).

“Names” means all trade names, trademarks, service marks, logos and other intellectual property rights owned by Seller or any Affiliate of Seller (whether in the possession or control of Seller or such Affiliate or Hotel Operator as agent for Seller) and used by Seller in the operation of the Hotel or the ownership of the Property, including, without limitation, Seller’s right, title and interest in the name “Century Plaza Hotel and Spa” and derivatives thereof and all names identifying any restaurant, conference facilities and guest rooms or suites; provided, however, the term Names shall not include (i) the name “Westin” or any other trade name, trademark, service mark, logo or other intellectual property rights owned by Hotel Operator or any

Affiliate, or (ii) any trade name, trademark, service mark, logo or other intellectual property right owned by any tenant under a Lease or any Person other than Seller or its Affiliates, or (iii) any trade name, trademark, service mark, logo or other intellectual property right owned by Seller and formerly used in connection with the operation or ownership of the Adjoining Project or any part thereof.

“Official Records” means the official records of the County Recorder of Los Angeles County, State of California.

“Ordinary Hotel Operations Contracts” means any of the following entered into in the ordinary course of Hotel operations and consistent with the Management Agreement and the approved Annual Plan (as defined in the Management Agreement): (A) any bona fide purchase orders with respect to Hotel supplies, operating equipment, food and beverage, items relating to repairs, maintenance and replacement, and similar items ordered and delivered in the ordinary course of business, except to the extent that any of the foregoing involves material (as defined in Section 14(a)(ii)) contracts for goods or services to be provided on an ongoing and post-Closing basis; (B) arrangements with media, advertising, airlines and travel professionals regarding the sales and marketing of the Hotel, except to the extent that any of the foregoing are to be provided on a post-Closing basis and would involve material cost to the Hotel or involve the identification of the Hotel as part of Hotel Operator’s system of hotels; (C) Bookings that are scheduled to occur prior to the Closing Date; (D) licenses relating to software used in the operations of the Hotel, except to the extent that any of the foregoing are to be provided on a post-Closing basis and would involve material cost to the Hotel or relate to the use of software proprietary to Hotel Operator or its Affiliates; and (E) similar customary and non-material agreements executed by Hotel Operator as agent for Seller in the ordinary course of the Hotel operations.

“Parking Agreements” means that certain Covenant and Agreement Regarding Parking dated as of August 5, 1988 and recorded in the Official Records on August 5, 1988 as Instrument No. 88-1238397, by and between AP Properties, Ltd. (a prior owner of the adjoining parking structure) and Century Plaza Hotel Limited Partnership (a prior owner of the Hotel), as (i) amended by that certain Amendment to Covenant and Agreement Regarding Parking dated as of July 1, 1999 and recorded in the Official Records as Instrument No. 00-0018009, and (ii) modified by Section 16(m) of that certain Agreement Regarding Parking Spaces (Tower Parcel) dated as of January 20, 2005 by and among Century City Garage Partners, L.P., Avenue of the Stars Associates, L.L.C. and Seller.

“Permitted Title Exceptions” shall refer to all matters described in the Preliminary Title Report and all other matters affecting title to the Real Property, excepting solely: (A) any Must Removes; and (B) Intervening Title Matters which are not addressed pursuant to Section 4(b)(x) or Section 4(b)(y).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust or estate, Governmental Authority or other legal entity.

“Personal Property” means all tangible personal property owned or leased by Seller or any Affiliate of Seller (whether in the possession or control of Seller or such Affiliate or Hotel Operator as agent for Seller), which is located on the Land or in the Improvements, including Expendables, FF&E, Inventory and Cash on Hand, and is utilized by Seller (or Hotel Operator as agent for Seller) in connection with the operation of the Hotel or ownership of the Property; provided, however, the term Personal Property shall not include the Liquor Inventory owned by Liquor Concessionaire pursuant to the Liquor Agreement.

“Preliminary Title Report” means that certain Preliminary Report covering the Real Property dated as of August 11, 2005 and prepared by Land America Lawyers Title Company under Reference No. 1451290 and File No. 09500971 - 70.

“Property” means, collectively, the Real Property, the Personal Property and the Intangible Property. The Property shall exclude the Liquor Inventory, the Accounts Receivable, the Accounts Payable, the Management Agreement and the Liquor Licenses.

“Proration Time” means 11:59 p.m. Los Angeles time on the day immediately preceding the Closing Date; provided, however, with respect to food and beverage services at bars, restaurants or lounges, the Proration Time means 3:00 a.m. Los Angeles time on the Closing Date.

“Purchase Price” has the meaning given such term in Section 3.

“Purchaser Indemnitees” means Purchaser’s affiliates, members, subsidiaries, lenders and shareholders, and the respective officers, directors, members, shareholders, employees, consultants, representatives, agents and advisors of Purchaser and Purchaser’s affiliates, members, subsidiaries, shareholders and lenders, and their respective successors and assigns.

“Purchaser’s Closing Documents” has the meaning given such term in Section 10.

“Real Property” means, collectively, the Land, the Improvements and the Appurtenances.

“Reconciliation” has the meaning given such term in Section 11(e)(ii).

“Rehired Employees” means any Hotel Employees that are hired by Purchaser (or Purchaser’s designee, agent or contractor) pursuant to Section 11(j) below.

“Rep Breach Notice” has the meaning given such term in Section 12(b).

“Sales Tax” has the meaning given such term in Section 11(b)(iii).

“Seller Indemnitees” means Seller’s affiliates, members, subsidiaries and shareholders, and the respective officers, directors, members, shareholders, employees, consultants, representatives, agents and advisors of Seller and Seller’s affiliates, members, subsidiaries and shareholders, and their respective successors and assigns.

“Seller’s Certificate” has the meaning given such term in Section 12(b).

“Seller’s Closing Documents” has the meaning given such term in Section 9.

“Seller’s Possession or Control” means (i) in the possession of any officer, employee or other Person acting at the direction and subject to the control of Seller, or (ii) in the possession of any other Person from whom Seller has the right and practical ability to obtain the item in question as and when may be required under this Agreement (which shall expressly include Hotel Operator and any executive staff employee of Hotel Operator if and to the extent that Seller possesses such right and practical ability); provided, however, any reference in this Agreement to Seller’s Possession or Control of any documents or materials expressly excludes any such documents or materials that are (A) legally privileged or constitute attorney work product, or (B) subject to a confidentiality agreement prohibiting their disclosure by Seller; provided, however, Seller shall use commercially reasonable efforts to obtain a waiver of such confidentiality restriction.

“Service Contracts” means all service, supply or maintenance contracts and agreements, license and royalty agreements and all other similar agreements for goods or services used in connection with the operation of the Hotel or the ownership of the Property to which Seller (or Hotel Operator as agent for Seller) is a party, together with all supplements and amendments thereto, which contracts and agreements (excepting Service Contracts constituting Ordinary Hotel Operations Contracts) are identified on Schedule 3 attached hereto; provided, however, the term Service Contracts shall not include the Management Agreement, the Liquor Agreement, the Union Contracts, the Employee Agreement, the Chilled Water Agreements, the Equipment Leases, Bookings or the Parking Agreements.

“Settlement Statement” shall have the meaning given such term in Section 11(h)(ii).

“Specific Plan” means the Specific Plan for the Century City North Specific Plan Area,” as adopted by the City Council of the City of Los Angeles enacted in 1981.

“St. Regis Trip Count Agreement” means that certain Trip Count Separation Agreement entered as of January 25, 2005, by and between Seller and Avenue Of The Stars Associates, L.L.C., a Delaware limited liability company.

“Surplus Trip Counts” means the aggregate number of “Trips” (as defined in the St. Regis Trip Count Agreement) (A) relating to the Adjoining Project and to which Seller has rights pursuant to the St. Regis Trip Count Agreement, and (B) which would have been generated by the Hotel (as determined under the Specific Plan), based on the use and room counts of the Hotel as of the enactment of the Specific Plan in excess of the Trips actually generated by the Hotel (as determined under the Specific Plan) based upon the current use and room count of the Hotel as of the date of this Agreement.

“Survey” means that certain Revised ALTA Survey of the Real Property dated June 27, 2005, prepared by JRN Civil Engineers, Inc. as File. No. 7998, as the same may be hereafter amended, together with that certain Subterranean Site Survey of the Real Property and the Adjoining Project dated August 8, 2002, prepared by JRN Civil Engineers, Inc. as File. No. 6822, as the same may be hereafter amended.

“Tax Free Exchange” has the meaning given such term in Section 3(f).

“Temporary Permit” has the meaning given such term in Section 16(b).

“Tenant Deposits” means all prepaid rentals and all security and other deposits paid by the tenants under the Leases and not earned as of the Proration Time.

“Termination Notice” has the meaning given such term in Section 20(d).

“Title Company” means Lawyers Title Insurance Corporation.

“Title Objections” has the meaning given such term in Section 4(a).

“Title Policy” has the meaning given such term in Section 8(a)(i).

“Trip Count Assignment” has the meaning given such term in Section 9(d).

“Union Contracts” shall mean the agreements identified on Schedule 4 to this Agreement.

“Unopened” means, with reference to Liquor Inventory and any Inventory of food and non-alcoholic beverages, all items that remain in unopened crates or cases or which otherwise are stored in new or sealed condition (including, without limitation, unopened bottles of alcoholic or non-alcoholic beverages) awaiting use in any storage location and not in guest rooms or immediately in service at public bars or restaurants.

“WARN Acts” shall refer collectively to the WARN Act (29 U.S.C. §§ 2101-2109) and California Assembly Bill No. 2957, as codified in California Labor Code Section 1400 et seq.

(b) In this Agreement, unless a clear contrary intention appears, (i) a singular number includes the plural number and vice versa, (ii) reference to any gender includes each other gender, (iii) reference to any Section, Recital or Exhibit means such Section or Recital of, or Exhibit to, this Agreement, (iv) the words “hereunder”, “hereof’, “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision of this Agreement, and (v) the word “including” (with the correlative meaning “include”) shall be construed as if followed by the phrase “without limitation”.

2. AGREEMENT OF PURCHASE AND SALE. Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Property.

3. PURCHASE PRICE. The purchase price for the Property is Two Hundred Ninety-Three Million Dollars ($293,000,000) (the “Purchase Price”), which shall be adjusted at Closing for the prorations pursuant to Section 11 below and shall be paid to Seller by Purchaser as follows:

(a) Within 2 Business Days following the execution of this Agreement by Seller and Purchaser, Purchaser shall deposit the sum of Fifteen Million Dollars ($15,000,000) in immediately available funds with the Title Company (together with any interest accrued thereon, the “Deposit”).

(b) Title Company shall hold the Deposit for release, retention or application to the Purchase Price as contemplated under this Agreement. If the transaction contemplated by this Agreement is consummated, the Deposit shall be credited against the Purchase Price at Closing. If the transaction contemplated by this Agreement is not consummated because of a default by Purchaser under this Agreement, the Deposit shall be retained by Seller as liquidated damages pursuant to Section 18(a). If the transaction contemplated by this Agreement is not consummated because of a default by Seller under this Agreement, because Purchaser has terminated this Agreement pursuant to a provision of this Agreement expressly permitting

Purchaser to do so, or if this Agreement is terminated by Seller pursuant to Section 8(c), the Deposit shall be returned to Purchaser.

(c) Not later than 10 a.m. Los Angeles time on the Closing Date (which time shall be deemed material for all purposes), Purchaser shall deliver to Title Company, by wire transfer of immediately available funds, an amount equal the Purchase Price, less the amount of the Deposit and plus or minus the amounts of any prorations, credits, adjustments and closing costs to be paid by or credited to Purchaser at the Closing pursuant to this Agreement. At the Closing, the Title Company shall disburse the Purchase Price to Seller (plus or minus the amounts of any prorations, credits and closing costs to be paid by or credited to Seller at the Closing pursuant to this Agreement) by wire transfer of immediately available funds.

(d) Prior to the Closing Date, Seller and Purchaser (each acting reasonably and in good faith) shall endeavor to agree upon the allocation of the Purchase Price among the assets comprising the Property and, upon reaching such agreement, shall execute a written acknowledgement of such allocation pursuant to Section 1060 of the Code. Notwithstanding the foregoing, agreement on such an allocation is not a condition precedent to Closing, and if Seller and Purchaser are not able to agree upon such allocation, each party may allocate the Purchase Price for its own purposes in its sole discretion.

(e) Seller and Purchaser acknowledge that $50,000 of the Purchase Price shall be allocated to the Purchaser’s purchase of the Liquor Inventory and the Liquor Licenses pursuant to Section 16 of this Agreement (the “Liquor Purchase Price”). Purchaser shall be credited at Closing for such amount paid by Purchaser into the Liquor License Escrow on the Closing Date pursuant to Section 16.

(f) Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees that Purchaser shall have the right at Closing to exchange the Property in a transaction intended to qualify as a tax free exchange under Section 1031 of the Code (the “Tax Free Exchange”). If Purchaser so elects to effect a Tax Free Exchange pursuant to this Section 3(f), Purchaser shall provide written notice to Seller at least five (5) Business Days prior to Closing, in which case Purchaser may enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code) (the “Exchange Party”), pursuant to which Purchaser shall assign all of its right, title and interest (but without any assignment of or release from its liabilities) under this Agreement to the Exchange Party. Seller shall execute and deliver such documents as may be required to complete the transactions contemplated by the Tax Free Exchange which are in form and substance reasonably acceptable to it, and otherwise cooperate with the party making the Tax Free Exchange election in all reasonable respects to effect the Tax Free Exchange. Notwithstanding the foregoing in this Section 3(f), (i) the Tax Free Exchange shall not diminish either party’s rights, nor increase either party’s liabilities, under this Agreement and (ii) Seller shall have no obligation to execute any agreement which would vest Seller in ownership of any property, expose Seller to any risk of a violation of any Legal Requirement or impose on Seller any obligation materially inconsistent with the character and extent of Seller’s obligations under this Agreement. The party making the Tax Free Exchange election shall pay for all fees, costs and expenses in connection therewith, including, without limitation, any reasonable costs or expenses incurred by Seller in connection with the Tax Free Exchange.

4. TITLE.

(a) Purchaser acknowledges receipt of the Preliminary Title Report, together with all documents and information pertaining to the exceptions to title listed in such report and the Survey and further acknowledges that all matters described on Schedule B to the Preliminary Title Report (as set forth on Exhibit J to this Agreement) or disclosed on the Survey (excepting solely any Must Removes) are approved by Purchaser and shall be deemed Permitted Title Exceptions, provided, however, that Seller agrees that the following exceptions to title (“Must Removes”) shall not be treated as Permitted Title Exceptions (even if or to the extent set forth on the Preliminary Title Report or the Survey) and shall be removed at Seller’s sole cost and expense on or prior to the Closing Date: (i) any mortgage, deed of trust, security agreement or other similar encumbrance securing monetary obligations of Seller, (ii) any federal or state income tax liens against Seller, (iii) any judgment liens against Seller, (iv) any inchoate mechanics’ or similar liens arising out of any work of improvement performed at the Property by or on behalf of Seller (subject to prorations pursuant to Section 11 below), (v) any other exceptions to title objected to by Purchaser which Seller may remove solely by payment (or bonding with maximum liability) of amounts which in the aggregate do not exceed One Hundred Fifty Thousand Dollars ($150,000) and (vi) any other exceptions to title created or acquiesced to by Seller or any Affiliate of Seller in breach of Section 14(b) below. Seller shall execute and deliver customary certifications and affidavits to the Title Company, including certifications and affidavits relating to the status of leases and mechanics’ liens, but shall not be required to escrow any monies with the Title Company in connection therewith, unless (A) so required in connection with a certification or affidavit delivered in order to effect the removal from the Title Policy of a Must Remove or (B) Seller has so agreed to such an undertaking pursuant to Section 4(b)(x) or (y) below.

(b) In the event that any matters of record not identified in the Preliminary Title Report or the Survey become known to Seller or Purchaser or otherwise arise only following the date of this Agreement (“Intervening Title Matters”), such matters shall be treated as Permitted Title Exceptions only if (x) the Title Company is willing fully to insure over such matters by endorsement or otherwise, without the payment of any material premium or charge other than premiums or charges Seller, in its discretion, shall undertake to bear, or (y) Seller affords an undertaking in writing on or prior to the Closing Date to effect a cure of such matters reasonably satisfactory to Purchaser. If Intervening Title Matters do not so constitute Permitted Title Exceptions, Purchaser shall have the rights afforded in Section 8(a) below if Seller does not remove such items. In no event, however, shall any title exception created solely by any acts or omissions of Purchaser or its agents be treated as an Intervening Title Matter or a Must Remove and Seller shall have no obligation to remove any such title exceptions as a condition to Purchaser’s obligation to close under this Agreement. The parties further agree that either party shall have the right to postpone a scheduled Closing Date to a Business Day designated in a notice given to the other party not later than one Business Day prior to the scheduled Closing Date if Intervening Title Matters arise which would not constitute a Permitted Title Exception under the provisions of this Section 4(b), provided that (1) such extension shall be for not more than 30 days and (2) during such extension period the party giving the notice of extension shall exercise diligent efforts to pursue the elimination or other remedy for such Intervening Title Matters.

5. DUE DILIGENCE.

(a) Purchaser acknowledges that prior to the execution of this Agreement, Seller has delivered (or caused to be delivered) copies of the Due Diligence Materials (other than the plans and specifications for the Improvements, which have been made available for Purchaser’s review at the Hotel). The foregoing documents and materials were delivered or made available to Purchaser to accommodate and facilitate Purchaser’s due diligence with respect to the Property and, except as may be set forth in Section 12 below, Seller makes no representations or warranties regarding such documents and materials, including the accuracy or thoroughness of the information contained in such documents and materials or the right of Purchaser to rely thereon. Purchaser further acknowledges that Purchaser has conducted (or had the opportunity to conduct, prior to the execution of this Agreement, all of the due diligence studies, tests, investigations and inspections of the physical, environmental, economic, financial and legal matters condition of the Property and its ownership, use and operation as Purchaser deemed necessary or appropriate under the circumstances to afford a commitment to acquire the Property pursuant to the terms and conditions of this Agreement, including, without limitation, review and approval of any of the following matters Purchaser deemed appropriate: studies, tests, investigations and inspections of the physical and environmental condition of the Real Property and the Personal Property; compliance with all Legal Requirements; the Declaration of Easements, the Service Contracts, the Parking Agreements, the St. Regis Trip Count Agreement, the Chilled Water Agreements, Equipment Leases, Leases, Bookings, Licenses and Permits (including the assignability thereof); economic analyses and forecasts prepared by or on behalf of Purchaser; occupancy rates and market studies; insurance matters; and any and all other matters or materials described in subsection (b) below. Purchaser hereby specifically acknowledges its discretionary approval of all such matters and, except as may be expressly set forth in Sections 4(b), 8, 12(b), 17 or 18, acknowledges the absence of any further condition, express or implied, to Purchaser’s obligation to close the acquisition of the Property in accordance with this Agreement.

(b) Subject to the provisions of Section 5(c) below, Purchaser, its agents, employees, representatives and consultants nevertheless shall have the continuing right to review and inspect the physical, engineering, operational, legal, economic and environmental condition of the Property during the term of this Agreement (provided that such right of continuing inspection and review shall not imply any further condition or right of termination based on such inspection and review), including, without limitation: (i) review of the Due Diligence Materials and all other financial and other books and records and computer data relating to the operation of the Business or the ownership of the Property (including, without limitation, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, sales and marketing information, booking and reservations reports, tenant records and correspondence relating to the Leases, records and correspondence relating to any contractors to the Hotel, and Hotel Employee information) which are in Seller’s Possession or Control; (ii) review of all building plans, specifications and drawings, surveys and warranties for services and materials provided to the Hotel; (iii) review of engineering, environmental and other reports and other documents prepared in connection with the construction, maintenance, repair, management or operation of the Hotel which are in Seller’s Possession or Control; (iv) review of the Hotel’s compliance with all Legal Requirements, including all regulatory and governmental licenses and permits relating to the Hotel; (v) review of the status of all labor contracts and negotiations, including the Union Contracts; and (vi) performance of environmental audits, non-destructive or minimally intrusive structural inspections, tenant interviews, interviews with the owner of the Adjoining Project and any other inspection or review that Purchaser deems necessary or advisable to permit Purchaser, and its prospective lenders, if any, and their respective agents, representatives or consultants, to evaluate the Property. Seller shall have no obligation, however, to provide as part of any Due Diligence Materials provided to Purchaser or to which Purchaser shall be afforded access: (A) any information or software proprietary to Hotel Operator and to which Seller has no right of ownership or review under the Management Agreement; (B) attorney-client communications, attorney work product and property valuation documents; (C) any employee records, guest data or other information as to which any laws or regulations governing privacy would restrict such disclosure; or (D) Seller’s internal memoranda, financial projections, budgets (except as prepared by Hotel Operator for Seller under the Management Agreement), appraisals, accounting and tax filings and records (except as prepared by Hotel Operator for Owner under the Management Agreement) and similar proprietary or confidential information. Seller hereby authorizes Purchaser to provide copies of any Due Diligence Materials reviewed by Purchaser to such prospective lenders and their agents, employees, representatives or consultants directly involved with the purchase of the Property, provided that Purchaser is not authorized to furnish any of the Due Diligence Materials to any other Person prior to the Closing without Seller’s prior written consent. Seller shall have no obligation or responsibility to provide any Due Diligence Materials directly to any such Persons. If this Agreement is terminated for any reason whatsoever, Purchaser promptly shall return to Seller all of the Due Diligence Materials in the possession of Purchaser or any of its agents, employees, consultants or its prospective lenders or equity investors. This Section 5(a) shall survive the termination of this Agreement.

(c) Purchaser’s exercise of the continuing rights of review and inspection set forth in Section 5(b) shall be subject to the following limitations: (A) any entry onto the Real Property by Purchaser, its agents, employees, representatives or consultants shall be during normal business hours, following reasonable prior notice to Seller and subject to reasonable coordination with the Hotel Operator; (B) Purchaser shall not conduct any drilling, test borings or other disturbance of the Real Property without Seller’s prior written consent to the scope of work, the proposed contractor (as to whom the consent shall not be unreasonably withheld or delayed) and the schedule for performance; (C) any discussions or interviews with Hotel Operator, any tenant or either of their respective personnel, at Seller’s election, shall be conducted in the presence of Seller or its representatives; (D) any discussions or interviews with Hotel Operator or any other employees at the Real Property shall be limited to (i) senior employees designated by Seller and (ii) interviews with Hotel Employees not employed under the Union Contracts regarding continued employment following the Closing Date (which discussions or interviews shall be coordinated through Seller and, at Seller’s election, shall include a representative of Seller); (E) Purchaser shall exercise reasonable diligence not to disturb the use or occupancy or the conduct of business at the Real Property; (F) Purchaser shall obtain and furnish to Seller a certificate of insurance showing that Purchaser has obtained a policy of commercial liability insurance (occurrence basis) with a combined single limit coverage of at least Two Million Dollars ($2,000,000) naming Purchaser as an insured and Seller, Hotel Operator as additional insureds, issued by a responsible insurer with an A.M. Best’s Key Rating of at least AX approved by Seller (which consent shall not be unreasonably withheld or delayed) and licensed and admitted in California to conduct business in California (such insurance policy shall expressly provide that such insurance may not be canceled or reduced in scope or coverage without at least thirty (30) days’ prior written notice to Seller); (G) Purchaser shall repair any damage to the Property arising from these inspections and indemnify, defend and hold Seller and any employees, agents or representatives harmless from and against all Losses resulting solely from these inspections (provided, however, Purchaser shall have no such indemnification obligation with respect to Losses arising from (x) the gross negligence or willful misconduct of Seller or (y) the mere discovery of an pre-existing condition of the Property); and (H) Purchaser’s obligations imposed by this Section 5(c) shall survive termination of this Agreement. Notwithstanding anything in this Section or in Section 20(q) to the contrary, Purchaser shall have the right to communicate with any (y) Governmental Authority or any official, employee, agent or representative thereof, with respect to the subject matter of such Governmental Authority’s authority over the

Property or the operation of the Hotel, provided that the results of any physical or environmental inspections, studies or tests performed by Purchaser in connection with its inspection of the Property shall be subject to disclosure solely with Seller’s consent (which consent shall not be unreasonably withheld or delayed), and (z) any Person who prepared any Due Diligence Materials with respect to the subject matter thereof, provided that any such communications with such Persons other than the Title Company, the preparer of the Survey and any Person who prepared any environmental, geotechnical, engineering or other reports with respect to the physical condition of the Property shall be subject to Seller’s consent (which consent shall not be unreasonably withheld or delayed) and, at Seller’s election, any such communications shall be conducted in the presence of Seller or its representatives.

(d) Purchaser specifically acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property as contemplated above and (ii) that Purchaser is not relying upon any representations and warranties, other than those specifically set forth in Section 12 below, made by Seller or anyone acting or claiming to act on Seller’s behalf. Subject to the express representations and warranties set forth in Section 12 and in any document executed by Seller in connection with the transaction contemplated hereby, Purchaser further acknowledges that it has not received from Seller any accounting, tax, legal, development planning, architectural, engineering, management or other advice with respect to this transaction and is relying solely upon the advice of its own advisors. Subject to Section 12 and any other express provisions of this Agreement, Purchaser shall purchase the Property in an “as is, where is and with all faults” condition on the Closing Date and assumes the risk that adverse physical, environmental, governmental, economic or legal conditions may not have been revealed by its investigation. Except with respect to any claims arising out of any breach of express covenants, indemnifications, representations or warranties under this Agreement, to the extent that they survive the Closing or (as to any covenants or indemnifications) are expressly set forth under any document executed by Seller in connection with the transaction contemplated by this Agreement, Purchaser, for itself and its agents, Affiliates, directors, officers, members, partners, shareholders, successors and assigns, hereby waives, releases and forever discharges Seller and the Seller Indemnitees from any and all Losses which Purchaser has or may have in the future, arising out of the physical, environmental, governmental, economic or legal condition of the Property, including, without limitation, any rights, claims or demands for indemnification, contribution or recovery arising under any federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. Without limiting the generality of the foregoing, Purchaser acknowledges that Seller expressly disclaims and negates, as to Personal Property and fixtures and all of the other Property: (A) any implied or express warranty of merchantability; (B) any implied or express warranty of fitness for a particular purpose; (C) any implied or express warranty of conformity to models or samples of materials; and (D) any implied or express warranty with respect to the condition of the Property, its compliance with any Legal Requirements, the past or projected financial condition, performance, and operating results of the Hotel (including income or expenses thereof or occupancy rates therefor) or the uses permitted on, the development requirements for, or any other matter or thing relating to the Property or any portion thereof, except, in each instance, as otherwise expressly set forth in this Agreement and in any document executed by Seller in connection with the transaction contemplated hereby. Notwithstanding the foregoing, Seller’s acknowledges and agrees that the release set forth herein shall not apply to third party claims for personal injury or property damage made by a Person (other than Purchaser, its agents, employees, representatives and consultants, any successors or assigns of Purchaser or any Affiliate of any such party) if and to the extent based on an event or circumstance that occurred at the Property prior to the Closing Date, regardless of whether such claim was made before or after the Closing Date, including, without limitation, any litigation set forth in Exhibit H, provided that the foregoing exclusion from the effect of the release shall not express or imply any affirmative indemnity or other obligations of Seller with respect to such matters. Purchaser acknowledges that, to the extent required to be operative, the disclaimers of warranties contained in this Section are “conspicuous” disclaimers for purposes of any applicable Legal Requirement. For the foregoing purposes (without waiving the benefit of any express covenants, representations or warranties set forth in this Agreement), Purchaser hereby specifically waives the provisions of any law of any jurisdiction the import of which is as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor must have materially affected a settlement with the debtor. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this Section 5(c) and discussed its import with legal counsel and that the provisions of this Section 5(c) are a material part of this Agreement.

Purchaser

6. CLOSING. Provided that all conditions precedent to Closing have then been satisfied or waived in accordance with this Agreement, the purchase and sale contemplated herein shall be consummated on the Closing Date. If the Closing has not occurred by the Closing Date (other than as a result of a default under this Agreement, in which event the provisions of Section 18 shall control), any party not then in default under this Agreement thereafter may deliver a Termination Notice.

7. CLOSING COSTS. Costs of the transaction contemplated by this Agreement shall be allocated as follows:

(a) Purchaser and Seller each shall pay one-half of the fees and charges of Title Company for acting as escrow holder under this Agreement.

(b) Purchaser shall pay (i) the fees for recording the Deed, (ii) all fees and costs in connection with Purchaser’s financing, if any, not paid by Purchaser’s lenders (including the premium for a lender’s policy of title insurance and endorsements thereto), (iii) the premium for the ALTA extended coverage portion of the Title Policy, including the premiums for any endorsements to the Title Policy that Purchaser requests which are not covered by the payment of the premium described in Section 7(c)(ii) below, (iv) the cost of any co-insurance and reinsurance required by Purchaser (or its lenders, if any), and (v) the cost of any modifications or supplements to the Survey requested by Purchaser (or its lenders, if any). Nothing contained in this Agreement shall be deemed or construed to make the Closing contingent on Purchaser obtaining a loan or commitment therefor.

(c) Seller shall pay (i) all state, county and city documentary transfer taxes or stamp taxes imposed upon the conveyance of the Real Property to Purchaser, (ii) all premiums for any endorsements to the Title Policy for removing from the Title Policy any (A) Must Removes or (B) exceptions which Seller has agreed to remove through such endorsements pursuant to Section 4(b)(x) or (y) above, (iii) the premium for the CLTA standard coverage portion of the Title Policy, and (iv) any commission due to Eastdil Realty.

(d) Any other costs incurred through the escrow with Title Company shall be apportioned in the manner customary in escrows for transactions similar to that contemplated in this Agreement.

(e) Purchaser shall pay any fees, costs and expenses that may be payable to Governmental Authorities prior to or at the Closing in order to transfer the Licenses and Permits in connection with Purchaser’s acquisition of the Property (in no event shall Seller be responsible for any such fees, costs or expenses payable in order to transfer any Licenses and Permits into Purchaser’s name, or for the fees, costs or expenses of any consultants or advisors engaged by Purchaser in connection with the transfer of any Licenses and Permits). Purchaser shall be responsible for the payment of all fees, costs and expenses that may be payable for Purchaser to obtain new or substitute Licenses and Permits. Notwithstanding the foregoing, the transfer of any of such Licenses and Permits, and Purchaser’s receipt of any new Licenses and Permits or any such consents or approvals, shall not be a condition precedent to Purchaser’s obligation to consummate the transaction contemplated by this Agreement, nor shall any of the foregoing delay the Closing in any way.

(f) Except as otherwise expressly provided to the contrary in this Agreement, each party shall pay all of its own legal, accounting, consulting and due diligence fees and costs and all other costs and expenses incurred by it in connection with the transaction contemplated by this Agreement.

8. CONDITIONS PRECEDENT TO CLOSING.

(a) Purchaser’s Conditions. The following are conditions precedent to Purchaser’s obligation to consummate the transaction contemplated by this Agreement:

(i) Title Company shall have unconditionally committed to issue, upon the sole condition of the payment of its regularly scheduled premium together with any additional premium required to issue the endorsements described below, an ALTA extended coverage Owner’s Policy of Title Insurance, with California CLTA endorsement nos. 100 (modified for an owner’s policy), 110.1 (modifying the policy form to eliminate any coinsurance provisions and any bankruptcy, insolvency and creditors’ rights exclusions from coverage), 116.1, 116.4, and any other endorsements as shall be agreed by Purchaser and Title Company in writing, insuring that title to the Real Property is vested of record in Purchaser on the Closing Date subject only to the printed conditions and the Permitted Title Exceptions (the “Title Policy”);

(ii) Seller shall have timely performed, in all material respects, all of the obligations required to be performed by Seller by the terms of this Agreement at or prior to the Closing Date;

(iii) All representations and warranties of Seller set forth in this Agreement shall be true and correct, in all material respects, as of the Closing Date;

(iv) Seller shall have delivered, or caused to be delivered, to Title Company Seller’s Closing Documents and any other items required to be delivered by Seller pursuant to the provisions of Section 9;

(v) Seller shall have caused the Management Agreement to be terminated as of the Closing; and

(vi) Purchaser shall have received estoppel certificates dated no earlier than thirty (30) days prior to the Closing Date (each, an “Estoppel Certificate”) from each of the other parties to the (A) Declaration of Easements, (B) Chilled Water Agreements, (C) the Parking Agreements and (D) the Chilled Water Partial Assignment. The Estoppel Certificates shall be in the forms attached to this Agreement as Exhibits I-1, I-2, I-3 and I-4, in each case subject to (x) non-material modifications, (y) notations of items which constitute Permitted Exceptions or items which are the subject of proration under this Agreement and (c) modifications thereof disclosing or to conform the same to the Due Diligence

Materials or any information set forth on Exhibit H. Seller shall have the right to postpone a scheduled Closing Date to a Business Day designated in a notice given to the other party not later than one Business Day prior to the scheduled Closing Date if the foregoing condition is not satisfied as of the scheduled Closing Date, provided that (1) Seller shall not have such right of extension if Seller’s failure to secure the Estoppel Certificates is based on Seller’s failure to pursue the Estoppel Certificates with due diligence prior to the Closing Date, (2) any such extension shall be for not more than 30 days and (3) during such extension period the parties shall exercise diligent efforts to pursue the receipt of the Estoppel Certificates.

(b) Seller’s Conditions. The following are conditions precedent to Seller’s obligation to consummate the transaction contemplated by this Agreement:

(i) Purchaser shall have timely performed, in all material respects, all of the obligations required to be performed by Purchaser by the terms of this Agreement at or prior to the Closing Date;

(ii) All representations and warranties of Purchaser set forth in this Agreement shall be true and correct, in all material respects, as of the Closing Date; and

(iii) Purchaser shall have delivered, or caused to be delivered, to Title Company an amount equal to the Purchase Price, less the amount of the Deposit and plus or minus the amounts of any prorations, credits, adjustments and closing costs to be paid by or credited to Purchaser at the Closing pursuant to this Agreement (by wire transfer of immediately available funds) and Purchaser’s Closing Documents.

(c) Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 8(a) or Section 8(b) are not fulfilled, the party benefited by such condition (and solely such party) may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be of no further force and effect, provided that, subject to Section 18, no such termination shall relieve either party of any obligations or Losses arising as a consequence of a breach or default under this Agreement or with respect to any claim under any indemnification or other provision expressly contemplated to survive termination of this Agreement. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any condition set forth in Section 8(a) or Section 8(b) benefiting such party. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 8(a) (or as a result of any other event giving rise to a right on the part of Purchaser to terminate this Agreement), Seller shall direct the Title Company to return the full amount of the Deposit to Purchaser.

9. SELLER’S CLOSING DOCUMENTS. On the Business Day immediately preceding the Closing Date, Seller shall deliver or cause to be delivered to Title Company the following (“Seller’s Closing Documents”):

(a) A Grant Deed in the form of Exhibit C attached hereto (the “Deed”), duly executed and acknowledged by Seller, conveying the Real Property to Purchaser;

(b) A Bill of Sale in the form of Exhibit D attached hereto (the “Bill of Sale”), duly executed by Seller, conveying the Personal Property to Purchaser;

(c) An Assignment and Assumption Agreement in the form of Exhibit E attached hereto (the “General Assignment”), duly executed by Seller, assigning to Purchaser the Intangible Property (including, without limitation, rights and obligations under the Chilled Water Agreements and the Parking Agreements, but excluding rights to the Surplus Trip Counts);

(d) An agreement in the form of Exhibit F attached hereto assigning to Purchaser all of Seller’s rights to the Surplus Trip Counts relating to the Adjoining Project reserved to Seller pursuant to the St. Regis Trip Count Agreement (the “Trip Count Assignment”) duly executed and acknowledged by Seller;

(e) An affidavit from Seller which satisfies the requirements of Section 1445 of the Code, a California Franchise Tax Board Form 590 (RE), and any real estate transfer tax declaration or similar document as may be required under applicable Legal Requirements in connection with the conveyance of the Real Property, each duly executed by Seller (if applicable);

(f) The Seller’s Certificate;

(g) A resolution of Seller authorizing the sale of the Property to Purchaser on the terms and conditions set forth in this Agreement and the execution of Seller’s Closing Documents, together with a good standing certificate issued by the Delaware Secretary of State with respect to Seller and confirmation from the California Secretary of State that Seller is authorized to conduct business in the State of California;

(i) A certificate or registration of title for any vehicle constituting part of the Personal Property, duly executed by Seller, conveying such vehicle to Purchaser;

(j) If not delivered prior to such date, the Estoppel Certificates;

(k) A list of all Bookings scheduled to occur on and after the Closing, provided that Purchaser acknowledges that Seller must rely upon the Hotel Operator for the preparation and content of such listing and that Seller’s obligation under this subsection (k) shall be limited to affording a direction to Hotel Operator to prepare such listing and delivering to Purchaser any listing so prepared. Seller shall have no liability for the form or content of such listing, provided that Seller shall include in the Seller’s Certificate delivered pursuant to Section 12(b)(i) a representation, to Seller’s actual knowledge, of the accuracy of any such listing of Bookings delivered to Purchaser and Seller’s liability, if any, for the breach of such representation shall be governed by the provisions of Section 12(b) and (c) below;

(l) Such other instruments and documents (including a customary parties in possession affidavit, a customary mechanics’ lien affidavit, a preliminary settlement statement (which shall be subject to final reconciliation in accordance with the provisions of Section 11(h)), personal property tax forms and certificates, and notices to tenants under the Leases, and parties to the Service Contracts, the Union Contracts, the Parking Agreements, the Chilled Water Agreements and the Equipment Leases) as reasonably may be required to transfer the Property to Purchaser in accordance with this Agreement.

Immediately after the Closing, Seller shall make available to Purchaser, at the Hotel, the Books and Records (and Seller shall exercise diligent and commercially reasonable efforts to ensure that Hotel Operator turns over such Books and Records to Purchaser upon the Closing), the plans and specifications, any originals in Seller’s Possession or Control of the Leases, Union Contracts, Service Contracts, Equipment Leases, Chilled Water Agreements, Parking Agreements, Licenses and Permits, and warranties and guarantees relating to the Property, together with any keys and combinations to locks in the Hotel.

10. PURCHASER’S CLOSING DOCUMENTS. On the Business Day immediately preceding the Closing Date, Purchaser shall deliver to Title Company an amount equal to the Purchase Price, less the amount of the Deposit and plus or minus the amounts of any prorations, credits, adjustments and closing costs to be paid by or credited to Purchaser at Closing pursuant to this Agreement (by wire transfer of immediately available funds), and the following documents (“Purchaser’s Closing Documents”):

(a) The General Assignment, duly executed by Purchaser;

(b) The Trip Count Assignment duly executed and acknowledged by Purchaser;

(c) A resale certificate in the form attached hereto as Exhibit G;

(d) A closing certificate from Purchaser reaffirming Purchaser’s representations and warranties (as updated and revised to reflect facts and circumstances that may have changed since the date of this Agreement);

(e) A resolution of Purchaser authorizing the purchase of the Property from Seller on the terms and conditions set forth in this Agreement and the execution of

Purchaser’s Closing Documents, together with a good standing certificate issued by the Secretary of State of the state of organization with respect to Purchaser and, if qualification to do business in California is legally required to own the Real Property, confirmation from the California Secretary of State that Purchaser is authorized to conduct business in the State of California;

(f) A counterpart of each of the documents and instruments to be delivered by Seller under Section 9 which require execution by Purchaser to the extent not enumerated in this Section 10; and

(g) Such other instruments and documents (including any personal property tax forms and certificates and a preliminary settlement statement (which shall be subject to final reconciliation in accordance with the provisions of Section 11(h)), as reasonably may be required to effect the transfer of the Property to Purchaser.

11. PRORATIONS, CLOSING ADJUSTMENTS & EMPLOYEES.

(a) General. Except as otherwise expressly provided in this Agreement, all income and expenses of the Property with respect to the period prior to the Proration Time shall be for the account of Seller and all income and expenses of the Property with respect to the period from and after the Proration Time shall be for the account of Purchaser.

(b) Taxes & Insurance.

(i) Notwithstanding Section 11(a), there shall be no proration of amounts paid or payable for Seller’s insurance relating to the Property (which insurance, except as otherwise provided in Section 17, shall not be assigned to Purchaser; Purchaser shall be responsible for obtaining insurance coverage with respect to the Property for the period from and after the Proration Time, and Seller shall be entitled to any refunds with respect to insurance relating to the Property obtained by Seller).

(ii) Real and personal property taxes, assessments and special district levies shall be prorated for the tax fiscal year in which the Closing Date occurs on the basis of the then most current tax bills available with respect to the Property; Seller shall be charged with said proration for the period through the day prior to the Closing Date and Purchaser shall be charged with said proration for the period from and after the Closing Date. If the prorations are not based on the actual tax bills for the tax fiscal year in which the Closing Date occurs, Seller and Purchaser shall re-prorate such taxes, assessments and levies based upon the actual tax bills within thirty (30) days after such tax bills are received. Such proration shall satisfy the obligation of Seller to Purchaser with respect to all such taxes, assessments and levies on the Property for the tax fiscal year in which the Closing

Date occurs. Purchaser shall acquire the Property subject to all taxes, levies and assessments levied against the Property after the Closing or which otherwise constitute Permitted Title Exceptions (including any increase in ad valorem taxes on account of the transaction contemplated by this Agreement). Purchaser acknowledges that, as a result of the sale, the Property will be subject to reassessment for purposes of real property taxes, and that any increase in real property taxes as a result of the sale to Purchaser shall be the sole responsibility of Purchaser. Notwithstanding anything to the contrary set forth in this Section 11(b)(ii), Seller shall be entitled to the full amount of all refunds and rebates resulting from any property tax appeals or requests for reassessments filed by Seller for tax years prior to the 2004-2005 tax year, and if Seller has filed a tax appeal or request for reassessment for the 2005-2006 tax year, Seller and Purchaser shall share the amount of any rebate or refund resulting therefrom (after first paying to Seller all reasonable costs and expenses incurred by Seller in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year. For purposes of determining the rebate or refund resulting from a reassessment of the 2005-2006 tax year, all reasonable costs and expenses of Seller incurred in connection with the filing and prosecution of such claim shall be deducted and paid to Seller before making the allocation set forth in the preceding sentence. The parties reproration obligations under this Section 11(b)(ii) shall survive Closing.

(iii) Seller shall pay (1) all sales, revenue and excise taxes (and any surtax, interest and penalties thereon) (collectively, “Sales Tax”) payable with respect to Seller’s operation of the Hotel for periods prior to the Closing Date, and (2) any Sales Tax due in connection with the sale to Purchaser of those items of Personal Property for which Sales Tax is payable.

(iv) Seller shall pay all room occupancy and use taxes due and payable with respect to the Hotel for the period prior to the Closing Date, and Purchaser shall pay all room occupancy and use taxes due and payable with respect to the Hotel for the period on and after the Closing except that Seller and Purchaser each shall pay fifty percent (50%) of all room occupancy and use taxes due and payable with respect to the Hotel for the entire night beginning on the day preceding the Closing Date (i.e., the night that straddles the Closing).

(c) Inventory and Cash on Hand.

(i) At the Closing, the Purchase Price shall be increased by an amount equal to the value (at Seller’s cost) of all (A) Retail Inventory located at the Hotel as of the Proration Time and (B) Unopened Liquor Inventory and Unopened Inventory of food and non-alcoholic beverages (all as determined pursuant to the inventory to be conducted by representatives of Seller and Purchaser as of the Proration Time, as set forth in Section 11(h)).

(ii) Subject to the proration of such cash received on account of the Closing Date in accordance with Section 11(d), at the Closing, Seller shall deliver to Purchaser the Cash on Hand (which Cash on Hand shall be in an amount sufficient to continue Hotel operations consistent with the past practices of the Hotel in the ordinary course of business), and the Purchase Price shall be increased by an amount equal to the Cash on Hand as of the Proration Time. Seller shall cause to be counted the amount of Cash on Hand as of the Proration Time and such amount shall be inserted on the Settlement Statement, subject to Purchaser’s confirmation pursuant to Section 11(h).

(d) Property Income and Expense.

(i) (A) All Hotel receipts (whether in cash or accounts receivable) from guest room rentals and Hotel services prior to the Proration Time shall belong to Seller, (B) Seller shall receive a credit in an amount equal to one half of the guest room rentals, whether in cash or accounts receivable, arising from occupancy for the entire night beginning on the day preceding the Closing Date (i.e., the night that straddles the Closing), less one-half of any third-party collection costs such as travel agent commissions or credit card company charges for payment of such claims, and (C) all payments for Hotel services, whether in cash or accounts receivable, arising from Hotel services provided beginning on the day preceding the Closing Date shall belong to Seller. One half of the guest room rentals, whether in cash or accounts receivable, arising from occupancy for the entire night beginning on the day preceding the Closing Date (less one-half of any third-party collection costs such as travel agent commissions or credit card company charges for payment of such claims) and all receipts for guest room rentals and Hotel services thereafter shall belong to Purchaser.

(ii) All receipts and expenses from restaurant and bar operations at the Hotel to the closing hours of facility operations which commenced on the day preceding the Closing Date shall belong to, and be paid by, Seller. All thereafter accruing receipts and expenses from restaurant and bar operations at the Hotel shall be for Purchaser’s account.

(iii) Postage meter rental and unused meter postage shall be prorated as of 12:01 a.m. on the Closing Date.

(iv) Purchaser shall purchase any and all Accounts Receivable outstanding and unpaid for a period of 90 days or fewer and Seller shall receive a credit for such Accounts Receivable in the following amounts (in each case less the amount of any travel agent commissions or credit card company charges for payment of the Account Receivable):

(A)	95% of the amount of any Accounts Receivable outstanding and unpaid for a period of 30 days or fewer;

(B)	90% of the amount of any Accounts Receivable outstanding and unpaid for a period of more than 30 but not more than 60 days; and

(C)	50% of the amount of any Accounts Receivable outstanding and unpaid for a period of more than 60 but not more than 90 days.

Neither party shall be debited or credited in the prorations process for any Accounts Receivable outstanding and unpaid for a period of more than 90 days (the “Aged Receivables”), provided that (v) following the Closing Date, Purchaser shall exercise commercially reasonable efforts consistent with Purchaser’s ordinary course policies and procedures for the collection of accounts receivable belonging solely to Purchaser to collect all Aged Receivables, (w) Purchaser and Seller shall divide 50%-50% any Aged Receivables so collected by or on behalf of Purchaser (less any third-party collection costs, such as travel agent commissions, credit card company charges or collection agency fees incurred for payment of such claims), (x) Purchaser shall remit to Seller Seller’s 50% share promptly following collection of any Aged Receivables, (y) no later than the 15th day of each calendar month after the Closing Date for a period of 12 calendar months (with reasonable extensions if and to the extent that Aged Receivables remain outstanding as to which Purchaser is continuing to pursue collection), Purchaser shall deliver to Seller a written report of the amount of Aged Receivables collected (and any collection costs incurred) in the preceding month pursuant to this Section 11(d)(iv) and (z) Seller shall have a right of inspection and audit (upon reasonable prior notice and at Seller’s cost and expense) of books and records pertaining to the Aged Receivables.

(v) All Accounts Payable owing for goods and service furnished prior to the Proration Time shall be paid by Seller in full prior to the Closing. Purchaser shall pay, as they become due and payable, all Accounts Payable relating to goods and services (including advertising) for the operation of the Hotel for which orders have been placed but, as of the Proration Time, such goods and services have not yet been delivered or provided, provided that such goods and services are consistent with Seller’s past practices and are of a type that will benefit the Hotel and provided further that Seller shall be responsible for the following Accounts Payable (the “Non-Assumed Accounts Payable”): (A) Accounts Payable to Hotel Operator on account of fees and charges (as distinct from Hotel expenses paid by and reimbursable to Hotel Operator) payable under the Management Agreement, the Liquor Agreement (except if and to the extent such agreement remains effective following the Closing Date pursuant to Section

16(d) below) or the Employee Agreement or (B) Accounts Payable for the purchase of any FF&E carrying any trade name, trademark, service mark, logo or other intellectual property rights owned by Hotel Operator. Seller shall indemnify and hold harmless Purchaser and the Purchaser Indemnitees from and against any and all Losses incurred by Purchaser and any Purchaser Indemnitees with respect to any Non-Assumed Accounts Payable and any other Accounts Payable owing for goods and service furnished prior to the Proration Time. Purchaser shall indemnify, defend and hold harmless Seller and the Seller Indemnitees for, from and against any and all Losses incurred by Seller or any Seller Indemnitees with respect to any Accounts Payable (other than Non-Assumed Accounts Payable) for goods and service furnished following the Proration Time.

(vi) Purchaser shall receive a credit on account of any vouchers, coupons or other discounted or free services or accommodations that are scheduled or otherwise available to be made on or after the Closing Date (“Unredeemed Certificates”) in an aggregate amount determined by multiplying (A) the aggregate of the face amounts of the Unredeemed Certificates, less (i) 50% of the face amount of each Unredeemed Certificate issued two years or more prior to the Closing Date, (ii) 25% of the face amount of each Unredeemed Certificate issued at least one year but less than two years prior to the Closing Date and (iii) 10% of the face amount of each Unredeemed Certificate issued less than one year prior to the Closing Date, times (B) 90%.

(e) Rents.

(i) Rents payable by tenants under the Leases, shall be prorated as of the Closing Date on a cash basis (i.e., any rent on account of the Closing Date itself shall be prorated to the account of Purchaser). Seller shall not receive a credit for any unpaid delinquent rents, but Seller shall retain the right to seek to collect rents that were delinquent as of the Closing Date, provided that Seller shall have no right to bring any action for unlawful detainer or to disturb the rights of the applicable tenant under the applicable Lease. Any rental payments received by Purchaser shall be applied first to current rents due, then to rents due during the month in which the Closing occurred, then to rents due prior to the month in which the Closing occurred.

(ii) Any percentage rent, escalation charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, the “Additional Rents”) shall be prorated as of the Closing Date between Purchaser and Seller on or before the date which is sixty (60) days following the end of the calendar year in which the Closing occurs based on the actual number of days of the year and month which shall have elapsed as of the Closing Date. Prior to the end of the calendar year in which the Closing occurs, Seller shall provide Purchaser with information regarding Additional Rents which were received by Seller prior to Closing and the amount of reimbursable expenses paid by Seller prior to Closing. On or before the date which is sixty (60) days following the end of the calendar year in which the Closing occurs, Purchaser shall deliver to Seller a reconciliation of all expenses reimbursable by tenants under the Leases, and the amount of Additional Rents received by Seller and Purchaser relating thereto (the “Reconciliation”). Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Seller, Seller shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Purchaser the amount of such overpayment and Purchaser, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Seller, Purchaser shall pay to Seller the amount of such underpayment within fifteen (15) days following Purchaser’s receipt of any such amounts from the tenants.

(f) Tenant and Booking Deposits. At the Closing, Purchaser shall assume all of the rights and obligations of Seller under the Leases and Bookings arising after the Proration Time, including rights and obligations with respect to any Tenant Deposits, Booking Deposits prepaid rentals and other amounts paid and not yet earned as of the Proration Time, and Purchaser shall receive a credit against the Purchase Price at the Closing in an amount equal to all such amounts (and, therefore, Seller shall have the right to retain any amounts relating to such items on deposit in Seller’s account). The return or application of all prepaid rents and other unearned amounts paid under the Leases, Tenant Deposits and Booking Deposits as of the Proration Time shall be the obligation of Purchaser after the Closing.

(g) Guests’ Property. All baggage or other property of Hotel guests checked or left in Seller’s or Hotel Operator’s care (other than property left in Hotel safe deposit boxes) as of the Closing shall be listed in an inventory to be prepared in duplicate by Seller and signed by Seller’s and Purchaser’s representatives on the Closing Date. From and after the Closing Date, Purchaser shall be responsible for all baggage and property listed in such inventory, and shall indemnify, defend and hold Seller and the Seller Indemnitees harmless from and against all Losses relating thereto. Seller shall indemnify, defend and hold Purchaser and the Purchaser Indemnitees harmless from and against Losses for baggage and property not listed in such inventory but shown to have been left in Hotel Operator’s care prior to the Closing Date (other than Losses caused by the gross negligence or willful misconduct of Purchaser or its employees or agents). Seller and Purchaser shall use commercially reasonable efforts to require Hotel guests with property in safe deposit boxes to execute, during the evening prior to the Closing Date, an acknowledgement of any property left by such guest in Hotel safe deposit boxes.

The indemnification set forth in this Section 11(g) shall not extend to property set forth in any such acknowledgement (and from and after the Closing, Seller will have no liability for any property set forth in any such acknowledgement).

(h) Proration Procedures.

(i) Not later than 9:00 p.m. Los Angeles time on the third Business Day prior to the scheduled Closing Date, Seller shall prepare and deliver to Purchaser a draft settlement statement setting forth amounts to be prorated between Seller and Purchaser at the Closing, together with reasonable documentation supporting the information set forth in such settlement statement. The draft settlement statement shall contain Seller’s good faith estimate of the amounts (based on facts and circumstances then known to Seller), as of the anticipated Proration Time, of real and personal property taxes, room occupancy and use taxes, utility services, Inventory, Cash on Hand, rents and other amounts payable under the Leases, Tenant Deposits and Booking Deposits not earned, and any other amount to be prorated between Seller and Purchaser, or to be credited to either party, pursuant to this Agreement. Purchaser shall review the draft settlement statement and, not later than 5:00 p.m. Los Angeles time on the Business Day prior to the scheduled Closing Date, Purchaser shall furnish to Seller any comments which Purchaser may have with respect thereto, or any objection it may have to the amounts shown thereon, together with its reasons for such objection. Thereafter, Seller and Purchaser (each acting reasonably and in good faith) shall attempt to resolve, prior to the Closing Date, any disagreement with respect to such draft settlement statement.

(ii) Seller and Purchaser shall cause the information set forth in the draft settlement statement to be updated with actual information available as of the Proration Time (and representatives of both Seller and Purchaser shall participate in conducting any necessary inventories and compiling and verifying any necessary information as of the Proration Time (including any utility meter readings) for purposes of updating such settlement statement). Not later than 9:00 a.m. Los Angeles time on the Closing Date, Seller shall deliver to Title Company and Purchaser a settlement statement for purposes of the Closing (the “Settlement Statement”), which statement shall include the matters on which Seller and Purchaser have agreed pursuant to Section 11(h)(i), as updated with actual information as of the Proration Time (and, with respect to any matter on which Seller and Purchaser still disagree as of such time, Seller’s good faith determination of the amount in question as of the Proration Time will be used for purposes of Closing, subject to reconciliation after the Closing pursuant to Section 11(h)(iii)). The amounts shown in such settlement statement shall be used in determining the amounts due to Seller and Purchaser at the Closing, and Title Company shall rely conclusively thereon in settling the accounts of Purchaser and Seller.

(iii) As soon as reasonably practicable after the Closing (but in no event later than ninety (90) days after the Closing (except for amounts to be reprorated pursuant to Section 11(b) and under the Reconciliation pursuant to Section 11(e)), Seller and Purchaser (acting reasonably and in good faith) shall reconcile between themselves, outside of escrow, the amounts to be prorated pursuant to this Agreement, using any updated information with respect to such matters then available. Each party shall provide to the other party reasonable access to the books, records, computer runs and other documents relating to the Hotel which contain information relevant to completing the final reconciliation. If the final reconciliation of prorations, as agreed to between Purchaser and Seller, shows any amount due from Seller to Purchaser, or vice versa, the party owing such amount shall pay such amount (in immediately available funds) within five (5) Business Days after reaching agreement on the final reconciliation.

(iv) If Seller and Purchaser are unable to agree on a final reconciliation of the amounts to be prorated pursuant to this Agreement within ninety (90) days after the Closing, either party may submit the matter to the Accountant for determination. The Accountant shall review the information presented by Seller and Purchaser regarding the proration matters on which Seller and Purchaser disagree, and shall determine the matter in a manner consistent with the provisions of this Section 11 as a neutral arbitrator. The Accountant’s determination shall be binding and conclusive upon both parties and enforceable in any court of competent jurisdiction. Seller and Purchaser each shall pay fifty percent (50%) of the fees, charges and other expenses of the Accountant for making such determination. If the Accountant’s determination discloses that either Seller or Purchaser owes any sum to the other parry, the party which owes such sum shall pay the full amount thereof within fifteen (15) Business Days after the Accountant’s determination.

(i) Basis of Prorations. For purposes of the foregoing prorations, (i) all prorations shall be made on an actual daily basis, and (ii) all items of revenue and expense with respect to Hotel operations shall be classified and determined in accordance with the 9th edition of the Uniform System of Accounts for Hotels, published by the American Hotel & Motel Association.

(j) Employees.

(1) Seller shall, as of the Closing Date, terminate (or cause Hotel Operator or the Employee Company to terminate) all Hotel Employees as of the Closing Date. Purchaser shall make offers to rehire, as of the Closing Date, (A) all Hotel Employees covered by any of the Union Contracts and (B) at least the number of additional Hotel Employees required to be rehired so as not to trigger any notice requirements under the WARN Acts (the “Minimum Offer Number”). All such offers to rehire shall be for the same or comparable positions or job classifications, and with comparable wages or salary levels and benefits substantially similar in the aggregate for the individual employee as immediately prior to the Closing Date. Subject to the undertaking to offer employment to the Minimum Offer Number, Purchaser’s determination of whether to extend offers to any Hotel Employees not covered by a Union Contract shall be a matter of Purchaser’s discretion based on its determination of the Property’s post-Closing staffing needs. Purchaser affirmatively represents and warrants to Seller that, as of the Closing Date, Purchaser intends to make offers to rehire the Minimum Offer Number of Hotel Employees. Any reference to the Purchaser making offers to rehire or hire Hotel Employees in this Section 11(j)(1) and anywhere else in this Agreement shall be deemed to be satisfied if a designee of Purchaser, including any manager of the Hotel, makes such offer or is the employer for such purposes, provided that such employer’s identity satisfies any pertinent requirements of any applicable Union Contracts or California or Federal law. Subject to each of the specific undertakings set forth in this Section 11(j)(1), the terms of any offers to rehire Hotel Employees shall be established by Purchaser.

(2) Based on the foregoing representations, warranties and covenants, Seller and Purchaser agree that the sale of the Property to Purchaser will not trigger any notice requirements under the WARN Acts. Therefore, Seller has no obligation to, and does not intend to, provide any WARN Acts notices to the Hotel Employees prior to the Closing Date. Notwithstanding the foregoing, provided that Seller affords Purchaser written notice of such election not later than five (5) Business Days following the date of this Agreement, (A) Seller may elect to afford such notices if and to the extent that the Hotel Operator requires or requests such delivery or if any notice requirement otherwise is determined to be applicable to the sale of the Property under the WARN Acts or applicable state law and (B) delay the Closing Date to a Business Day in the future sufficient to allow the expiration of the statutory sixty (60) day notice period under the WARN Acts, plus two Business Days.

(3) Seller shall either pay (or cause to be paid), in full, as of the Closing Date all Employee Obligations accrued, vested and unpaid as of the Proration Time or, to the extent permitted by applicable law, shall afford a full credit to Purchaser in the total amount of any such Employee Obligations that pertain to any Rehired Employees. Effective as of the Closing Date, (x) Purchaser shall accept and assume the obligations under and be bound by the Union Contracts with Local 1877 of the Service Employees International Union and those Hotel Employees who are members of Local 501 of Operating Engineers/ Painters & Allied Trades District Council No. 36, (y) Purchaser shall recognize the unions that are parties to the other Union Contracts as the lawful representatives of any Rehired Employees represented by such unions (provided that Purchaser shall not be obligated to assume any such other Union Contract and specifically expresses its intent not to assume any such other Union Contracts) and (z) Purchaser shall be responsible for all Employee Obligations with respect to the Rehired Employees accruing or vesting from and after the Closing Date or for which Purchaser has received the foregoing credit. From and after the Closing Date, Seller shall have no further duty, obligation or liability with respect to any Rehired Employees (i) under any Legal Requirement governing employment matters accruing from and after the Closing Date, (ii) under any of the Union Contracts in effect with respect to Rehired Employees or with respect to any Employee Obligations with respect to the Rehired Employees accruing from and after the Closing Date, or (iii) with respect to any Employee Obligations with respect to the Rehired Employees accruing prior to the Closing Date for which Purchaser received a credit against the Purchase Price, and all of the foregoing matters shall be the responsibility of Purchaser. Seller shall retain all Employee Obligations with respect to (A) any “withdrawal liability” under the Employee Retirement Income Security Act (as amended from time to time, and any regulations, rulings and guidance issued pursuant thereto) arising as a result of the consummation of the transactions contemplated herein, and (B) Hotel Employees that are not Rehired Employees, including any severance and COBRA obligations.

(4) Subject to the provisions and limitations set forth in Section 12(c), Seller shall indemnify, defend and hold Purchaser and the Purchaser Indemnitees harmless from and against any and all Losses arising from or relating to (x) any violation (or alleged violation) by Seller of any Legal Requirement governing employment matters, or of any collective bargaining agreement (including the Union Contracts) in effect with respect to Hotel Employees, occurring prior to the Closing Date, and (y) any claims asserted by any Hotel Employees, any union representing any Hotel Employees, Hotel Operator, Employee Company or another Person, based upon any Employee Obligations accruing (and vesting if such Employee Obligations require vesting) prior to the Closing Date (other than Employee Obligations for which Purchaser received full credit against the Purchase Price pursuant to Section 11(j)(3) above, which shall be the responsibility of Purchaser), and (C) all Employee Obligations retained by Seller as provided in Section 11(j)(3) above.

(5) Purchaser shall indemnify, defend and hold Seller and the Seller Indemnitees harmless from and against any and all Losses arising from or relating to (w) any violation (or alleged violation) of the WARN Acts, any other Legal Requirement or any Union Contract which sets forth minimum requirements for the number or content of offers of employment to be made to the Hotel Employees, (x) any claims by any Hotel Employee or any union representing any

Hotel Employee based on Purchaser’s determination not to afford an offer for employment (excepting, however, any claims for severance or COBRA or other Employee Obligations retained by Seller pursuant to Section 11(j)(3) above), (y) any claims asserted by any Rehired Employees, any union representing any Rehired Employees or another Person, relating to or arising from any violation (or alleged violation) by Purchaser of any Legal Requirement governing employment matters, or of any Union Contract or other collective bargaining agreement in effect with respect to Rehired Employees, occurring on or after the Closing Date, and (z) any claims asserted by any Rehired Employees, any union representing any Rehired Employees or another Person, based upon any Employee Obligations accruing from and after the Closing Date, or any Employee Obligations accruing prior to the Closing Date for which Purchaser received full credit against the Purchase Price pursuant to Section 11(j)(3).

(k) Termination of Management Agreements. Seller shall cause the Management Agreement to be terminated as of the Closing Date and shall indemnify and hold harmless Purchaser and Purchaser Indemnitees from and against any and all Losses incurred by Purchaser and Purchaser Indemnitees based on the claims of the Hotel Operator or its Affiliates arising out of the termination of the Management Agreement, the Employee Agreement or the Liquor Agreement (excepting any Hotel costs and expenses constituting Losses which are specifically payable by Purchaser pursuant to the prorations or other provisions of this Agreement).

(n) Survival. The provisions of this Section 11 shall survive the Closing.

12. SELLER’S REPRESENTATIONS AND WARRANTIES.

(a) Seller hereby represents and warrants to Purchaser that the following are true and correct as of the date hereof, except as otherwise set forth in Exhibit H hereto or as disclosed in any of the Due Diligence Materials:

(i) Power and Authority of Seller. Seller is a limited liability company, duly organized and validly existing in the State of Delaware and has qualified to do business in the State of California. Seller has the requisite right, power and authority to own the Property, operate the Hotel, sell and convey the Property to Purchaser as provided herein, and has taken all limited liability company action necessary to authorize the execution, delivery and performance of this Agreement. Seller has obtained all consents and approvals necessary for Seller’s execution, delivery and performance of this Agreement, and the performance by Seller of Seller’s obligations hereunder will not constitute a default under the terms and provisions of any material agreement, document or instrument to which Seller is a party or by which Seller is bound.

(ii) Validity of Agreement. This Agreement constitutes, and all other documents required by this Agreement to be executed by Seller, shall constitute when so executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. This Agreement does not conflict with or result in a breach of, or constitute a default under, any Legal Requirements, any provision of Seller’s organizational or governing documents, or any other agreement, document or instrument to which Seller is a party or by which Seller is bound or result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof, any of which would materially and adversely affect the ability of Seller to perform its obligations under this Agreement. Seller has obtained all consents, approvals, authorizations or orders of any court, Governmental Authority or other third party, if any, required for the execution, delivery and performance by Seller of this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement.

(iii) Licenses and Permits and Other Approvals. To Seller’s actual knowledge, Schedule 6 sets forth a correct and complete list of the Licenses and Permits required by any Governmental Authority for the operation of the Hotel as it is currently being operated or the ownership of the Property and Seller has delivered to Purchaser or afforded Purchaser access to a true and complete copy of all such the Licenses and Permits in Seller’s Possession or Control. To Seller’s actual knowledge, except as set forth in Schedule 6, Seller has not received any notice from any Governmental Authority of (1) any violation, suspension, revocation or non-renewal of any Licenses and Permits that has not been cured or dismissed, or (2) any failure by Seller to obtain any certificates of occupancy, zoning subdivision, building, safety and health approvals or other licenses, permits or entitlements required for the operation of the Hotel or the ownership of the Property that has not been cured or dismissed.

(iv) Hazardous Materials. To Seller’s actual knowledge, (A) Schedule 5 sets forth a correct and complete list of all property condition and environmental assessments, reports and studies relating to the Property in Seller’s Possession or Control (the “Environmental Reports”), (B) Seller has delivered to Purchaser a true and complete copy of the Environmental Reports, (C) there are no pending proceedings or inquiries by any Governmental Authority relating to or arising under any Environmental Laws with respect to the Property, (D) Seller has not received written notice from any Governmental Authority threatening any such proceeding or inquiry and (E) Seller has not received written notice from any Governmental Authority of an uncured violation of Environmental Laws with respect to the Property.

(v) Litigation. To Seller’s actual knowledge, (A) there are no pending actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the Property, Seller’s interest therein, the operation of the Business or the Hotel Employees other than as listed on Exhibit H attached to this Agreement, (B) Seller has not received any written notice threatening any such action, suit, arbitration, claim or proceeding, (C) Seller has not received any court filing, formal written charge or complaint or written request for arbitration, mediation, administrative hearing or similar legal or quasi-legal proceeding with respect to the Property, Seller’s interest therein, the operation of the Hotel or the Hotel Employees, and no injunction, decree, order, writ or judgment is outstanding with respect thereto. To Seller’s actual knowledge, Seller has provided to Purchaser all non-privileged, non-work product, written information in Seller’s Possession or Control with respect to any of the proceedings described in the immediately preceding sentences. In the event any of such proceedings described in this Section 12(a)(v) is initiated prior to Closing, Seller shall advise Purchaser thereof in writing within the earlier of: (A) five (5) Business Days, or (B) the Closing.

(vi) Legal Requirements. To Seller’s actual knowledge, (A) Seller has not received written notice from any Governmental Authority of a violation of any Legal Requirements with respect to the Property or the Hotel that has not been cured or dismissed, (B) no such uncured or undismissed violations exist and (C) Seller has not received a written notice from any such Governmental Authority of an investigation into any such potential violation. To Seller’s actual knowledge, there exists no violation of any Legal Requirements or Licenses and Permits materially affecting the operation of the Property. Notwithstanding the provisions of this Section 12(a)(vi) to the contrary, as to the Americans With Disabilities Act, as amended, Seller’s representation and warranty is qualified as follows: subsequent to Seller’s acquisition of the Hotel, Seller undertook a full renovation of the Hotel in accordance with plans and specifications prepared by licensed architects and approved by Governmental Authorities. Following completion of the renovation, the Hotel was inspected by Governmental Authorities and such Governmental Authorities issued to Seller a final certificate of occupancy with respect to the Hotel, as renovated. As such, Seller’s representation and warranty to its actual knowledge that there exists no violation of the American With Disabilities Act, as amended, is based solely upon the issuance to Seller of a final certificate of occupancy for the Hotel following the renovation previously undertaken by Seller.

(vii) Land Use Regulations: Agreements with Governmental Authorities. To Seller’s actual knowledge, there are no pending condemnation, zoning or other land use proceedings or special assessment proceedings with respect to the Property or the use thereof and Seller has not received written notice from any Governmental Authority threatening any such proceeding. Seller has not entered into any agreements or commitments with Governmental Authorities that will be binding on the Property after the Closing and which would (A) affect the operations of or the entitlements applicable to the Property, (B) require the owner of the Property to make improvements to the Property or make dedications or off site improvements for the benefit of adjoining properties, or (C) make additional expenditures with respect to the operation of the Property.

(viii) Other Contracts. Seller has not entered into any currently effective contracts for the sale of the Property, nor, to Seller’s actual knowledge, do there exist any currently effective rights of first refusal or options to purchase the Property. To Seller’s actual knowledge, Seller has not received written notice of any default or breach under any of the covenants, conditions, restrictions, rights of way or easements affecting the Property including the Declaration of Easements. Seller has delivered to Purchaser a true and complete copy of the St. Regis Trip Count Agreement, the Parking Agreements and the Chilled Water Agreements. Except as shown on Exhibit H, there are no amendments, modifications, supplements or guarantees to any of such agreements. To Seller’s actual knowledge, Seller has not received or given any written notice of a default under the terms of any such agreements that has not been cured and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default by Seller or the other party thereunder.

(ix) Leases. To Seller’s actual knowledge, there are no written leases or occupancy agreements presently in effect and Seller has not entered into any oral leases or occupancy agreements which will affect the Property following the Closing, except the Bookings and the Leases listed on Schedule 2 attached to this Agreement and except as otherwise may be agreed to in writing by Purchaser prior to the Closing Date. To Seller’s actual knowledge, Seller has delivered to Purchaser a true and complete copy of all Leases listed on Schedule 2 and Schedule 2 accurately sets forth all the Tenant Deposits under such Leases. Except as shown on Schedule 2 or Exhibit H attached to this Agreement, to Seller’s actual knowledge: (A) there are no amendments, modifications, supplements or guarantees to said Leases, (B) Seller has not received or given any written notice of default under the terms of any Lease, (C) no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default by Seller or the other party thereunder, (D) all brokerage, leasing and other commissions and tenant improvement credits or contributions due under any such Leases have been fully performed and the cost thereof paid and full, (E) the Leases are in full force and effect and there is no dispute with any tenants under any Leases regarding such Leases, (F) none of the Tenant Deposits has been applied towards the obligations of such party in accordance with the Leases, (G) none of the Tenant Deposits is in the form of a letter of credit or any other form other than cash, and (H) no rent payable under the Leases has been paid by any tenant more than one (1) month in advance.

(x) Service Contracts. To Seller’s actual knowledge, there are no service, supply or maintenance contracts and agreements, license and royalty agreements or other similar agreements for goods or services used in connection with the operation of the Hotel or the ownership of the Property to which Seller (or Hotel Operator as agent for Seller) is a party which will affect the Property following the Closing and which are not subject to cancellation (without payment of a penalty or cancellation fee) upon thirty (30) days written notice, except the Union Contracts, the Equipment Leases, the Parking Agreements, the Chilled Water Agreements, Service Contracts constituting Ordinary

Hotel Operations Contracts and the contracts listed on Schedule 3 attached to this Agreement and except as otherwise may be agreed to in writing by Purchaser prior to the Closing Date, at Purchaser’s discretion. To Seller’s actual knowledge, Seller has delivered to Purchaser a true and complete copy of the Service Contracts listed on Schedule 3 attached to this Agreement. Except as shown on Schedule 3, to Seller’s actual knowledge, there are no amendments, modifications, supplements or guarantees to the Service Contracts identified on such Schedule. To Seller’s actual knowledge, Seller has not received or given any written notice of a default under the terms of any such Service Contracts that has not been cured and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default by Seller or the other party thereunder.

(xi) Union Contracts. To Seller’s actual knowledge, there are no collective bargaining agreements (written or oral) which will affect the Property following the Closing, except the Union Contracts listed on Schedule 4 attached to this Agreement. To Seller’s actual knowledge, Seller has delivered to Purchaser a true and complete copy of all the Union Contracts listed on Schedule 4. Except as shown on Schedule 4, to Seller’s actual knowledge, there are no written amendments, modifications, supplements or guarantees to the Union Contracts. Except as set forth on Exhibit H, to Seller’s actual knowledge, Seller has not received or given any written notice of a default under the terms of any of the Union Contracts that has not been cured and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default by Seller or the other party thereunder.

(xii) Equipment Leases. To Seller’s actual knowledge, there are no leases, purchase money security agreements or similar agreements for any equipment, machinery, vehicles, furniture or other Personal Property to which Seller (or Hotel Operator as agent for Seller) which will affect the Property following the Closing, except for the Equipment Leases listed on Schedule 1 attached to this Agreement and except as otherwise may be agreed to in writing by Purchaser prior to the Closing Date, at Purchaser’s sole discretion. To Seller’s actual knowledge, Seller has delivered to Purchaser a true and complete copy of the Equipment Leases listed on Schedule 1. Except as shown on Schedule 1, to Seller’s actual knowledge, there are no amendments, modifications, supplements or guarantees thereto. To Seller’s actual knowledge, Seller has not received or given any written notice of a default under the terms of any such Equipment Lease that has not been cured and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default by Seller or the other party thereunder.

(xiii) Title to Personal Property. Except as set forth on Exhibit H, to Seller’s actual knowledge, Seller has legal title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing, other than the lessors’ rights under the Equipment Leases listed on Schedule 1.

(xiv) Hotel Employees. To Seller’s actual knowledge, all current Hotel Employees are employed by the Hotel Operator or the Employee Company pursuant to the Management Agreement and/or the Employee Agreement, respectively. To Seller’s actual knowledge, Seller is not a party to any written employment or compensation agreement with any of the Hotel Employees other than the Union Contracts, the Management Agreement and the Employee Agreement. Seller has provided Purchaser with a list of Hotel Employees prepared by Hotel Operator at Seller’s request and shall exercise reasonable and diligent efforts to cause Hotel Operator to update such listing as of the Closing Date. Purchaser acknowledges that Seller must rely upon the Hotel Operator for the preparation and content of such listings and that Seller shall have no liability for the form or content of such listings, provided that Seller shall include in the Seller’s Certificate delivered pursuant to Section 12(b)(i) a representation, to Seller’s actual knowledge, of the accuracy of any such listing and Seller’s liability, if any, for the breach of such representation shall be governed by the provisions of Section 12(b) and (c) below.

(xv) Hypothecation of Rents. None of the rents or other amounts due or to become due under the Leases, none of the Booking Deposits and none of the room or other charges payable by Hotel guests have been assigned, encumbered or subjected to any liens by Seller (other than liens in favor of Seller’s lender, CR Structured Finance B, L.P., which liens will be released and terminated as of the Closing).

(xvi) Non-Foreign Status. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

(xvii) Work-in-Progress. To Seller’s actual knowledge, no construction, repair, remodeling or renovation work is in progress with respect to the Property, except for in the “Work-in-Progress” described on Schedule 8 attached to this Agreement. Seller has provided Purchaser with true and complete copies of all contracts and agreements in Seller’s Possession or Control related to such “Work-in-Progress.”

(xviii) Financial Statements. To Seller’s actual knowledge, the financial statements for the years ended December 31, 2004 and December 31, 2003 and year-to-date financial statements from January through June 2005 provided to Purchaser with respect to the Hotel have been prepared in accordance with GAAP and the Uniform System of Accounts and present fairly, in all material respects, the operations of the Hotel for the periods covered by such financial statements, subject to standard year-end adjustments for any year-to-date financial statements.

(xix) Bankruptcy. Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of the Property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.

(xx) Gift Certificates. To Seller’s actual knowledge, Schedule 10 sets forth a correct and complete list of all vouchers, coupons or other discounted or free services or accommodations that are outstanding as of the date hereof.

(xxi) Insurance. To Seller’s actual knowledge, Schedule 11 sets forth a correct and complete summary of the insurance policies maintained by Seller with respect to the Hotel. To Seller’s actual knowledge, Seller has not received any notice of a breach or default under any such insurance policy which has not been cured or dismissed, or the cancellation of such insurance policy.

As used in this Agreement, the term “Seller’s actual knowledge” means the current actual, subjective knowledge of Francis Najafi and Henry Vickers, without independent inquiry or investigation. Notwithstanding anything to the contrary in this Agreement, information possessed by or known to any Person other than the listed individuals (including the Hotel Operator, Employee Company, Liquor Concessionaire, or Seller’s consultants, agents and advisors or their respective employees or representatives) shall not be imputed or attributed to Seller or the named individuals. All of the representations and warranties contained herein are qualified by any written disclosures made to Purchaser by or on behalf of Seller prior to the Closing Date, and (subject to subsection (b) below) by any fact or circumstance discovered by or disclosed to a Purchaser Knowledge Party prior to the Closing Date from any source (including as a result of Purchaser’s studies, tests, inspections and investigations). As used in this Agreement, the term “Purchaser Knowledge Party” means any of Steven Goldman, Tiffany Leadbetter and Daniel Schor.

(b) Closing Certificate.

(i) Seller shall deliver to Purchaser on the Closing Date a certificate (the “Seller’s Certificate”) updating the representations and warranties set forth in this Section 12 as of the Closing Date. If, however, after the date of this Agreement, Seller obtains actual knowledge (such term to have the meaning given to “Seller’s actual knowledge” in Section 12(a) above) of any matters which make any of such representations or warranties untrue in any material respect, Seller shall disclose such matters to Purchaser as promptly as feasible and in any event in the Seller’s Certificate. The effect of (x) the mere passage of time (e.g. the expiration of a contract pursuant to its terms), (y) ordinary course operations of the Hotel permitted in Section 14 or (z) liabilities which shall remain solely Seller’s pursuant to the terms of this Agreement and not affect the Hotel following the Closing Date shall not be a matter making any representation or warranty untrue in any material respect. In the event the Seller’s Certificate discloses any matters which make any of Seller’s representations or warranties untrue in any material respect as of the Closing Date, or in the event that a Purchaser Knowledge Party otherwise becomes aware prior to the Closing Date of any matters which make any of Seller’s representations or warranties untrue in any material respect (in either case, a “Rep Inconsistency”), then Purchaser shall elect by written notice to Seller given not later than the earlier of (i) five (5) days after receiving notice of such matter from Seller or Purchaser’s acquisition of knowledge of such matter, or (ii) the Closing Date (a “Rep Breach Notice”), to (A) waive such matters and complete the purchase of the Property in accordance with the terms of this Agreement or (B) terminate this Agreement; provided, however, that should Purchaser elect to terminate this Agreement pursuant to this Section 12(b) Seller shall have the right, but not the obligation, to attempt to cure any such Rep Inconsistency, in which event the Closing Date shall be extended by up to twenty (20) days at Seller’s election in order to permit Seller to attempt such cure. Purchaser’s failure to deliver to Seller the Rep Breach Notice pursuant to this Section 12(b) shall be deemed Purchaser’s election to waive any such Rep Inconsistencies and complete the purchase of the Property in accordance with the terms of this Agreement. Purchaser’s election or deemed election to Close on the Closing Date notwithstanding such knowledge, discovery or disclosure to or by a Purchaser Knowledge Party of the untruth of any representation or warranty shall be deemed an unconditional election to waive any right to make any claim on account of such untruth and Seller shall have no liability for any of such matters upon such waiver. Moreover, if Purchaser is entitled to and elects to terminate this Agreement based on a breach or untruth of any representation or warranty as of the Closing Date, Seller shall be liable (subject, however, to all of the limitations set forth in Section 12(c) below) for the inaccuracy or untruth of a representation or warranty as of the Closing Date, if and only if the breach was duly identified in a Rep Breach Notice and Seller intentionally failed to disclose such untruth or inaccuracy as of the date of this Agreement or such untruth or inaccuracy as of the Closing Date is caused by Seller’s intentional and material breach of any express covenant set forth in this Agreement. Any Rep Breach Notice from Purchaser to Seller shall set forth in reasonable detail the character of the Rep Inconsistency breach. In the event this Agreement is terminated pursuant to this Section 12(b), the entire amount of the Deposit shall be returned to Purchaser. Nothing in this Section 12(b) shall limit or be deemed to limit Purchaser’s right to allege a default by Seller pursuant to Section 18(b).

(ii) Notwithstanding any provision of this Agreement to the contrary, Purchaser specifically acknowledges that, even if such matters might otherwise represent Rep Inconsistencies or Intervening Title Matters, no

statement or notice from, and no action by, any union (or representative or agent of any union) party to any of the Union Agreements following the date of this Agreement (relating to the Property) shall be treated as a Rep Inconsistency or an Intervening Title Matter, provided that if any union files a lawsuit or other proceeding and an injunction, temporary restraining order or other similar equitable relief is granted by a court of competent jurisdiction prior to Closing that has the legal effect of enjoining the Closing, the Closing shall be delayed for thirty (30) days and Seller shall not be in default under this Agreement (other than to the extent that such action was triggered by and related to Seller’s breach of an express covenant set forth in this Agreement), and (1) Seller shall exercise all commercially reasonable diligent efforts (and Purchaser shall afford reasonable assistance and collaboration in such efforts), including, without limitation, appearing in such legal proceedings in an effort to terminate such injunction, temporary restraining order or other similar equitable relief within thirty (30) days after the originally scheduled Closing, and (2) if Seller fails in its attempt to resist such action other legal or equitable proceedings to effect or end such injunction, temporary restraining order or other similar equitable relief within thirty (30) days after the originally scheduled Closing, either Purchaser or Seller shall have the right to terminate this Agreement, in which event Purchaser shall receive a return of its full Deposit. In the event any such action was taken as a result of Seller’s breach of an express covenant set forth in this Agreement, Purchaser shall have all rights and remedies under this Agreement relating to such breach.

(c) Post-Closing Claims.

(i) Seller’s covenants, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive the Closing or the termination of this Agreement, as set forth in this Agreement for a period commencing on the Closing Date and ending 270 days following the Closing Date; provided, however, the representations and warranties of Seller set forth in Section 12(a)(i), Section 12(a)(ii), Section 12(a)(xvi) and Section 12(a)(xx) shall survive the Closing Date until the expiration of the applicable statute of limitations (in each case, the “Limitation Period”). Purchaser shall provide written notice to Seller prior to the expiration of the applicable Limitation Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the applicable Limitation Period; provided, however, that if within the applicable Limitation Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional 30 days from the date of termination of such cure effort within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Section 5(c) shall apply fully to Losses under such representations and warranties. Purchaser specifically acknowledges that such termination of liability as of the close of the Limitation Period represents a material element of the consideration to Seller.

(ii) Notwithstanding any provision of this Agreement to the contrary, Seller’s liability following the Closing Date for breach of any covenants, indemnities, representation or warranty with respect to the Property (other than those set forth in Section 12(a)(i), Section 12(a)(ii), Section 12(a)(xvi) and Section 12(a)(xx)) shall be limited to claims involving Losses to Purchaser in excess of (1) One Thousand Dollars ($1,000) and (2) an aggregate of Two Hundred Thousand Dollars ($200,000) as to all claims; provided, however, if the Losses exceed this amount, Purchaser shall be entitled to indemnification for the entire amount of such claims. Unless and until Purchaser’s Losses based upon Seller’s breaches of any representations or warranties (other than those set forth in Section 12(a)(i), Section 12(a)(ii), Section 12(a)(xvi) and Section 12(a)(xxii)) reach such minimum thresholds, Purchaser may not advance any claim based upon such breach. In addition, Seller’s aggregate liability for any and all claims arising out of Seller’s covenants, indemnities, representations and warranties shall not exceed an aggregate amount of Six Million Dollars ($6,000,000). In computing the aggregate amount of claims for the foregoing purposes, the amount of any claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payments or rights of payment Purchaser actually collects from any third party.

(iii) Subject to applicable principles of fraudulent conveyance, in no event shall Purchaser seek satisfaction for any obligation from any shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of such trustees or beneficiaries, nor shall any such Person have any personal liability for any such obligations of any Seller.

13. PURCHASER’S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Seller that the following are true and correct as of the date hereof, which representations and warranties shall be remade as to the Closing pursuant to the closing certificate described in Section 10(d):

(a) Power and Authority of Purchaser. Purchaser is a corporation duly organized and validly existing in the State of Delaware will be as of the Closing Date duly qualified to transact business in the State of California, has the requisite right, power and authority to purchase the Property from Seller as provided herein, and Purchaser has taken all action necessary to authorize the execution, delivery and performance of this Agreement. Purchaser has obtained all consents and approvals necessary for Purchaser’s execution, delivery and performance of this Agreement, and the performance by Purchaser of Purchaser’s obligations hereunder will not constitute a default under the terms and provisions of any material agreement, document or instrument to which Purchaser is a party or by which Purchaser is bound.

(b) Validity of Agreement. This Agreement constitutes, and all other documents required by this Agreement to be executed by Purchaser, shall constitute when so executed, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. This Agreement does not conflict with or result in a breach of, or constitute a default under, any Legal Requirements, any provision of Purchaser’s organizational or governing documents, or any other agreement, document or instrument to which Purchaser is a party or by which Purchaser is bound, any of which would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement. Purchaser has obtained all consents, approvals, authorizations or orders of any court, Governmental Authority or other third party, if any, required for the execution, delivery and performance by Purchaser of this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement.

14. CONDUCT OF HOTEL BUSINESS PRIOR TO CLOSING. During the period from the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement:

(a) Seller shall operate and shall use commercially reasonable efforts to cause Hotel Operator to operate the Property in the ordinary course of business consistent with the past practices of Seller. Notwithstanding the foregoing, without Purchaser’s prior written approval (which approval shall be given or held in Purchaser’s sole discretion exercised in good faith), Seller shall not amend, renew, modify or terminate any existing Leases, material Service Contracts, material Equipment Leases, Union Contracts or other agreements affecting the Property or the Hotel, provided that:

(i)	Seller shall have the right to enter into or amend any Ordinary Hotel Operations Contracts and to accept Bookings and Booking Deposits for periods after the Closing in the ordinary course of business, and, after the Closing, Purchaser shall honor any such Bookings and Booking Deposits in accordance with their terms; provided, however, (A) Seller shall not (i) transfer or cancel any Bookings scheduled to occur on or after the Closing Date, other than as requested without solicitation by the guest or customer or otherwise in the ordinary course of business consistent with past practices of Seller, or (ii) accept any Bookings scheduled to occur on or after the Closing Date other than in the ordinary course of business consistent with past practices of Seller and (B) Purchaser shall have no obligation to honor Bookings made pursuant to Hotel Operator’s rewards programs; and

(ii)	for the foregoing purposes, a new or amended Service Contract or Equipment Lease shall not be treated as “material” unless it requires expenditures of more than Twenty-Five Thousand Dollars ($25,000) or more or will survive the Closing and is not terminable on thirty (30) days’ notice without penalty or premium.

(iii)	Seller shall have the right to continue good faith bargaining with respect to the currently expired Union Contract with the Hotel and Restaurant Employers Council of Southern California and the AFL-CIO Laundry and Dry Cleaning International Union, Local No. 52, provided that Seller may not enter into a new or renewed contract with such union without the prior written consent of Purchaser (which approval shall be given or withheld in Purchaser’s sole discretion exercised in good faith).

(iv)	Notwithstanding the provisions of Section 20(q) below, Seller shall have the right to afford any notices pertaining to the existence or terms of this Agreement as may be required under any of the Union Contracts, provided that any such notice shall be subject to the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed (taking into account the deadlines for such notice as set forth in the Union Contracts).

Purchaser acknowledges that the Hotel is managed and operated by Hotel Operator pursuant to the Management Agreement, and that Seller shall be deemed to have discharged its obligations under this Section 14(a) so long as Seller (A) does not expressly approve any action of Hotel Operator or give instructions or directions to Hotel Operator which are, in either case, inconsistent with the terms of this Section 14(a) and (B) takes all commercially reasonable actions consistent with its rights under the Management Agreement to ensure Hotel Operator’s compliance with the foregoing. At all times prior to and at the Closing, Seller shall reasonably cooperate, at no cost or expense to Seller, and shall use commercially reasonable efforts to cause the Hotel Operator reasonably to cooperate, at no cost or expense to Seller or Hotel Operator, with Purchaser and Purchaser’s employees and representatives to assist in an orderly transition of the operation of the Hotel, including affording reasonable access to the Hotel, the Books and Records and senior Hotel Employees designated by Hotel Operator to serve in the capacity of liaisons for the transition process.

(b) Seller shall exercise commercially reasonable efforts to ensure that the Property is operated and maintained in a manner consistent with past practices and that the existing levels and coverages of insurance listed on Schedule 11 are maintained, and Seller shall not voluntarily cause (whether by Seller’s acts or omissions) any new encumbrance or lien to be recorded against the Property (other than inchoate mechanics’ liens arising from work performed at the request of Seller and permitted under this Agreement) or intentionally take any action (other than as may be permitted pursuant to this Section) that would render any of the representations or warranties of Seller set forth in Section 12 to be incorrect in any material respect as of the Closing Date.

(c) Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), make any modifications or alterations to the Real Property other than in the ordinary course of business, and except for modifications and alterations which are the subject of any agreement in effect as of the date of this Agreement.

(d) Seller shall not sell, convey, assign, encumber or otherwise transfer the Real Property or any portion thereof or interest therein (except for leases entered into by Seller, or by Hotel Operator as agent for Seller and approved by Purchaser in accordance with Section 14(a)), nor enter into any agreements to do the same, whether directly or indirectly.

(e) Except in accordance with the ordinary course of business of the Hotel as described in Section 14(a) above, no material portion of the FF&E, Expendables or Inventory will be removed from the Real Property without the written consent of Purchaser, unless replaced prior to the Closing Date with FF&E, Expendables or Inventory of comparable or higher quality and value.

(f) Seller shall promptly deliver to Purchaser a copy of any notice received by Seller prior to the Closing Date from, or any notice given by Seller prior to the Closing Date to, (i) any Governmental Authority alleging a violation of any Legal Requirement, or (ii) a party to any Service Contract, Lease, Union Contract, Equipment Lease, the Management Agreement, the Liquor Agreements, the Employee Agreement, the Parking Agreements, the Chilled Water Agreements alleging a breach or default by Seller under any such document. Seller shall exercise good faith efforts to deliver to Purchaser any other material notices given or received by Seller during the term of this Agreement from any Governmental Authority or under the enumerated agreements or other agreements affecting the Property (excepting Bookings and Ordinary Hotel Operations Contracts), provided that Seller shall not be in breach of this Agreement based on a failure to do so notwithstanding such good faith efforts.

15. ESCROW.

(a) Title Company as Escrow Holder: Instructions. An escrow for the purchase and sale contemplated by this Agreement has been or will promptly be opened by Purchaser and Seller with Title Company for the delivery of the Deposit to Title Company in accordance with Section 3(a) and for the consummation of the transaction contemplated by this Agreement. On or before the Closing Date, Seller and Purchaser shall each deliver escrow instructions to Title Company consistent with this Section 15, and the parties shall deposit in escrow the funds and documents described below.

(b) Deposits into Escrow.

(i) Seller shall deposit, or cause to be deposited, into escrow with Title Company, not later than 10 a.m. Los Angeles time on the Closing Date, the items described in Section 9. Title Company shall use the foregoing documents and instruments to Close the transaction contemplated by this Agreement only if and when: (1) Title Company holds for the account of Seller all sums to be paid by Purchaser to Seller at the Closing; (2) Title Company has received Purchaser’s Closing Documents pursuant to Section 10; and (3) Title Company can and will issue the Title Policy concurrently with the Closing.

(ii) Purchaser shall deposit, or cause to be deposited, into escrow with Title Company not later than 10 a.m. Los Angeles time on the Closing Date:

(1) The balance of the Purchase Price as set forth in Section 3;

(2) The additional amount, if any, necessary to pay Purchaser’s share under this Agreement of the closing costs, expenses and prorations of this transaction; and

(3) Purchaser’s Closing Documents.

Title Company is hereby authorized to use said funds, instruments and documents to Close the transaction contemplated by this Agreement only if and when: (x) Title Company has received the Deed and the other Seller’s Closing Documents pursuant to Section 9; and (y) Title Company is prepared to issue the Title Policy concurrently with the Closing.

(c) Close of Escrow. Provided that Title Company has not then received written notice from Purchaser or Seller of the failure of any condition to the Closing or of the termination of this Agreement, and only if and when Purchaser and Seller have deposited with Title Company the documents and funds required by this Agreement and Title Company is prepared to issue the Title Policy concurrently with the Closing, Title Company shall:

(i) Deliver to Purchaser (1) the Deed by causing it to be recorded in the Official Records, and cause the Deed to be mailed to Purchaser after it has been recorded; and (2) the other Seller’s Closing Documents.

(ii) Deliver to Seller (1) the Purchase Price, adjusted for the prorations pursuant to Section 11 and any other credits or debits to the Purchase Price expressly provided in this Agreement; and (2) the Purchaser’s Closing Documents.

(iii) Deliver to Purchaser any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder.

(iv) Issue the Title Policy to Purchaser.

(d) Real Estate Reporting Person. Title Company shall be designated the “real estate reporting person” for purposes of Section 6045 of the Code and regulations promulgated thereunder. Upon consummation of the transaction contemplated by this Agreement, Title Company shall file a Form 1099 information return and send the statement to Seller as required under the foregoing Code section and regulations.

16. LIQUOR MATTERS

(a) Seller agrees to transfer and to exercise diligent efforts to cause the Liquor Concessionaire to convey to Purchaser the Liquor Licenses and all Liquor Inventory situated at the Hotel as of the Closing Date. Purchaser agrees to purchase the Liquor License and the Liquor Inventory, all subject to the terms and conditions set forth herein. The consummation of the purchase and sale of the Liquor License contemplated by this Agreement (the “Liquor License Escrow”) shall take place concurrently with or as soon as possible after the Closing for the purchase and sale of the Property as described herein. Not later than three (3) Business Days following the date of this Agreement, Purchaser shall file or cause to be filed with the California Department of Alcoholic Beverage Control (the “Department”) an application for the transfer of the Liquor Licenses to Purchaser and shall prosecute such application with due diligence and Purchaser and Seller shall open the Liquor License Escrow with Bank of America (the “Liquor License Escrow Holder”) in accordance with the provisions of the Alcoholic Beverage Control Act and Title 4, California Code of Regulations, to provide for the transfer of the Liquor Licenses and the Liquor Inventory through the Liquor License Escrow, following approval by the Department of Purchaser’s application for the transfer of the Liquor Licenses. In connection with such transfer and purchase, Purchaser shall deposit into the Liquor License Escrow a promissory note (the “Liquor License Escrow Note”) in the principal amount of $50,000 payable to the Liquor License Escrow Holder on demand pending the closing of the Liquor License Escrow. Purchaser shall deposit into the Liquor License Escrow on the Closing Date, in cash, the Liquor Purchase Price (less any amount previously drawn on Liquor License Escrow Note), to be held by Liquor License Escrow Holder pending the closing of the Liquor License Escrow (and upon the deposit of such cash the Liquor License Escrow Note shall be returned to Purchaser). Purchaser shall use diligent efforts, at Purchaser’s sole expense, to obtain the approval of the applicable Governmental Authorities for the transfer of the Liquor Licenses and the Liquor Inventory. Seller shall exercise commercially reasonable efforts to cooperate (and shall cause the Liquor Concessionaire to cooperate) with Purchaser in the transfer of the Liquor Licenses. Purchaser shall pay all fees required by the Department in connection with the transfer of the Liquor Licenses. The Liquor License Escrow shall close or terminate, as applicable, at such time as the Department either approves or disapproves the application for the transfer of the Liquor Licenses to Purchaser and has notified the Liquor License Escrow Holder of such approval or disapproval. Following the close of the Liquor License Escrow, Purchaser shall comply with all Legal Requirements regarding the Liquor License and the Liquor Inventory. In the event this Agreement shall be terminated prior to Closing, the Liquor License Escrow shall terminate and any funds deposited therein, including the Liquor Deposit, shall be returned to Purchaser. Seller agrees in connection with the application for the transfer of the Liquor Licenses to cooperate with Purchaser in supplying information reasonably requested by the Department and executing any necessary documents for filing with the Department or as otherwise required to be executed or recorded by the Department. Prior to the Closing Date, Seller shall deposit into the Liquor License Escrow a bill of sale (the “Liquor License Bill of Sale”) conveying the Liquor Licenses and the Liquor Inventory to Purchaser. In accordance with applicable Legal Requirements, upon the close of the Liquor License Escrow, the Liquor License Escrow Holder is instructed to use funds in the Liquor License Escrow to make payment to creditors for any outstanding amounts owed for the Liquor Licenses and the Liquor Inventory and to invest all funds held in the Liquor License Escrow as Seller shall direct and to pay all interest earned thereon, or any portion thereof not required to satisfy the claims of creditors of Seller with respect to the Liquor Licenses and the Liquor Inventory whose claims accrued prior to the Closing

Date, to Seller upon the close of the Liquor License Escrow. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any Losses arising out of Seller’s cooperation with Purchaser prior to the close of the Liquor License Escrow, which indemnity shall survive the Closing. Seller and Purchaser shall execute and deliver to Liquor License Escrow Holder such appropriate escrow instructions as may be necessary to implement the foregoing provisions.

(b) Seller shall assist Purchaser in filing an application for a Temporary Retail Permit to Transferee of Licensed Premises (the “Temporary Permit”) with the Department to permit Purchaser to sell alcoholic beverages at the Hotel prior to the consummation of the Liquor License Escrow and the transfer of the Liquor Licenses. In no event shall Seller be required to transfer to Purchaser any Liquor Inventory which is located at or held for use in the Hotel unless and until Purchaser has obtained a valid and effective Temporary Permit to operate, completed the transfer of the Liquor Licenses or obtained another permanent license entitling Purchaser to sell alcoholic beverages at the Hotel.

(c) Seller’s cooperation with respect to the transfer of the Liquor Licenses (i) shall be at no material cost or expense to Seller, (ii) shall not expose Seller to any continuing liability with respect to the operation of the Hotel or the sale of alcoholic beverages therefrom after the date of Closing (subject to the provisions of Section 16(d)(ii)(A)), and (iii) shall not obligate Seller to postpone the date of Closing (subject to the provisions of Section 16(d)(ii)(B)).

(d) If (i) a Temporary Permit has not been issued as of the date of Closing and (ii) the existing Liquor Licenses have not been transferred effective as of such date, in each case for any reason whatsoever (excluding solely material defaults by Seller or Purchaser under this Agreement for which the non-defaulting party would have the remedies for such breach afforded under this Agreement), at Seller’s sole election (exercisable by written notice to Purchaser):

(A) The Closing shall occur as scheduled, but Seller shall cooperate or cause Liquor Concessionaire to cooperate with Purchaser and afford Purchaser the right legally to direct and conduct uninterrupted alcoholic beverage sales on the Property under the Liquor Licenses by execution of reasonable and customary liquor assets lease and operational agreements consistent with Department requirements to be entered into among the parties for a term not to exceed one hundred twenty (120) days after Closing; or

(B) The Closing Date and Purchaser’s obligation to Close the purchase of the Hotel shall be delayed for a period not to exceed sixty (60) days.

In the case of either election, Seller shall continue during the defined period to cooperate in Purchaser’s efforts to have a Temporary Permit issued and to have the existing Liquor

Licenses transferred to Purchaser in accordance with the terms of this Section. It shall be the sole responsibility and risk of Purchaser, however, to arrange for such transfer of the Liquor Licenses, the issuance of a Temporary Permit or, in the alternative at Purchaser’s sole election, the issuance to Purchaser of new liquor licenses for the Hotel. If, therefore, at the end of the one hundred twenty (120) day period described in clause (A) above, such Temporary Permit to operate has not been issued, the existing Liquor Licenses have not been transferred and no new liquor licenses for the Hotel have been issued, the lease and operational agreements nevertheless shall terminate. Similarly, if at the end of the additional sixty (60) day period described in clause (B) above, Purchaser has not secured such Temporary Permit, the Liquor Licenses have not been transferred and no new liquor licenses for the Hotel have been issued, the Closing nevertheless shall be consummated in accordance with this Agreement and such issuances shall not be a condition to Purchaser’s obligations; provided, however, that in the event that such Temporary Permit to operate has not been issued or the existing Liquor Licenses have not been transferred due to non-compliance by Seller with Legal Requirements or Department regulations or Seller’s failure to cooperate or to cause the Liquor Concessionaire to cooperate with Purchaser, this Agreement shall terminate and Purchaser shall be entitled to the return of the Deposit and all interest accrued thereon.

17. LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION.

(a) If prior to the Closing Date the Property, or any material part thereof, is destroyed or materially damaged (as defined in Section 17(e), Purchaser shall have the right, exercisable on or before the earlier of (i) fifteen (15) days after receiving written notice of such destruction or material damage, or (ii) one (1) Business Day prior to Closing Date, either (A) to terminate this Agreement by delivering a Termination Notice, or (B) to accept the Property in its then condition and to proceed with the Closing with a reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage. To permit such election, if the Closing Date would otherwise have been fifteen (15) days or fewer following the notice of destruction or material damage, the Closing Date shall be automatically extended to the sixteenth (16th) day following such notice. Purchaser’s failure to deliver a Termination Notice on or before the earlier of (x) said fifteen (15) day period, or (y) one (1) Business Day prior to the Closing Date shall be deemed Purchaser’s election to proceed under clause (B) above. If Purchaser elects (or is deemed to elect) to proceed under clause (B) above, (1) Seller shall not compromise, settle or adjust any claims to such insurance proceeds without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), (2) Purchaser shall receive at the Closing an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such destruction or material damage, and (3) Seller shall have no duty or obligation to repair or restore such destruction or material damage.

(b) If prior to the Closing Date there is any non-material damage to the Property, Purchaser shall accept the Property in its then condition and proceed with the Closing with a reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage. In such event, (i) Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) Purchaser shall receive at the Closing an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage, and (iii) Seller shall have no duty or obligation to repair or restore such damage.

(c) If prior to the Closing Date the Property, or any material part thereof (as defined in Section 17(e)), is subject to a taking or a threatened taking by a Governmental Authority, Purchaser shall have the right, exercisable on or before the earlier of (i) fifteen (15) days after receiving written notice of such taking, or (ii) one (1) Business Day prior to the Closing Date, either (i) to terminate this Agreement by delivering a Termination Notice, or (ii) to accept the Property in its then condition and to proceed with the Closing without an abatement or reduction in the Purchase Price. Purchaser’s failure to deliver a Termination Notice on or before the earlier of (i) said fifteen (15)-day period, or (ii) one (1) Business Day prior to the Closing Date, shall be deemed Purchaser’s election to proceed under clause (ii) above. If Purchaser elects (or is deemed to elect) to proceed under clause (ii) above, (x) Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), (y) Purchaser shall receive at the Closing an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking (and to the extent that Seller has theretofore received any such condemnation award and not applied the proceeds thereof to the repair or restoration of the Property, Purchaser shall receive a credit against the Purchase Price for any amounts so received by Seller), and (z) Seller shall have no duty or obligation to repair or restore the portion of the Property remaining after such taking.

(d) If prior to the Closing Date any non-material portion of the Property is subject to a taking or a threatened taking by a Governmental Authority, Purchaser shall accept the Property in its then condition and proceed with the Closing without an abatement or reduction in the Purchase Price. In such event, (i) Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) Purchaser shall receive at the Closing an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking (and to the extent that Seller has theretofore received any such condemnation award and not applied the proceeds thereof to the repair or restoration of the Property, Purchaser shall receive a credit against the Purchase Price for any amounts so received by Seller), and (iii) Seller shall have no duty or obligation to repair or restore the portion of the Property remaining after such taking.

(e) For purposes of this Section 17, damage to the Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall exceed Ten Million Dollars ($10,000,000), or in the case of a taking, such taking has a material adverse effect on the operation of the Hotel, the parking available at the Hotel, or access to the Hotel.

(g) Seller shall give Purchaser written notice of any taking, threatened taking, damage or destruction of the Property, promptly after learning of the same.

18. DEFAULT.

(a) Purchaser Default.

(i) IF PURCHASER DEFAULTS IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY ON THE CLOSING DATE, SELLER’S SOLE REMEDY (SUBJECT TO THE PROVISO IN SECTION 18(a)(iii)) SHALL BE TO RETAIN THE DEPOSIT AS FULL, AGREED AND LIQUIDATED DAMAGES, AND SELLER’S RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE REMEDY WITH RESPECT TO SUCH PURCHASER DEFAULT.

(ii) THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT IN THE EVENT OF A DEFAULT BY PURCHASER IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY ON THE CLOSING DATE, SELLER’S ACTUAL DAMAGES WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES, AND THAT SUCH AMOUNT IS NOT UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT WAS MADE WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: SELLER WILL INCUR ADMINISTRATIVE COSTS IN THE NEGOTIATION AND REVIEW OF THIS AGREEMENT AND OTHER DOCUMENTS RELATING TO THIS TRANSACTION, AND WILL INCUR DAMAGES BY WITHDRAWING THE PROPERTY FROM THE OPEN MARKET. THE PAYMENT OF SUCH AMOUNTS AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369.

(iii) IF PURCHASER DEFAULTS IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY ON THE CLOSING DATE AND TITLE COMPANY THEN HOLDS ANY PORTION OF THE DEPOSIT THEN, PROMPTLY UPON RECEIPT OF A WRITTEN NOTICE FROM SELLER (A COPY OF WHICH NOTICE SELLER SHALL SEND TO PURCHASER), TITLE COMPANY (NOTWITHSTANDING ANY CONFLICTING INSTRUCTION THAT PURCHASER

MAY DELIVER TO TITLE COMPANY BUT SUBJECT TO TITLE COMPANY’S LEGAL RIGHTS OF INTERPLEADER) SHALL DISBURSE TO SELLER, IN IMMEDIATELY AVAILABLE FUNDS, SUCH AMOUNT THEN HELD BY TITLE COMPANY. SELLER SHALL HAVE NO OTHER REMEDY AT LAW FOR PURCHASER’S DEFAULT IN ITS OBLIGATION TO PURCHASE THE PROPERTY ON THE CLOSING DATE, PROVIDED THAT THE PROVISIONS OF THIS SECTION 18(a) SHALL NOT LIMIT ANY OF SELLER’S (A) EQUITABLE RIGHTS OR REMEDIES AGAINST PURCHASER FOR BREACH OF THIS AGREEMENT OR (B) RIGHTS AND REMEDIES AGAINST PURCHASER ARISING OUT OF PURCHASER’S INDEMNITY, RESTORATION OR CONFIDENTIALITY OBLIGATIONS CONTAINED IN THIS AGREEMENT.

SELLER’S INITIALS:                                                      PURCHASER’S INITIALS:

(b). Seller Default.

(i) If Seller should default under this Agreement on or prior to the Closing Date, then, Purchaser, as its remedy for such default, shall have the right:

(A) to terminate the Agreement, receive a return of the Deposit, in which case the Deposit shall be returned to Purchaser pursuant to Section 3, and recover monetary damages from Seller, up to an aggregate maximum amount of Six Million Dollars ($6,000,000) plus Purchaser’s actual out-of-pocket third-party expenses incurred directly in connection with the negotiation of this Agreement and the conduct of due diligence and other activities preparatory to the consummation of the transaction contemplated by this Agreement, provided that Purchaser shall be deemed to have elected to receive back solely the Deposit and no further damages if Purchaser fails to file an action for damages against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred;

(B) to proceed to Closing, in which case Purchaser shall be deemed to have waived such default upon the earlier of the consummation of the Closing or Purchaser’s prior written confirmation of the waiver of the identified default (which Seller shall have the right to require of Purchaser in any event in connection and concurrent with any Closing); or

(C) seek specific performance of this Agreement (which may include a claim for (i) attorneys fees and costs incurred should Purchaser be the prevailing party in such action for specific performance plus (ii) up to One Million Dollars (($1,000,000) of any other verifiable out-of-pocket costs or expenses paid to an unaffiliated third party suffered by Purchaser based directly on Seller’s default), provided that Purchaser (x) first shall have deposited all documents and funds required of Purchaser pursuant to Section 10 and shall have been (and shall continue to be) ready, willing and able to perform under this Agreement, (y) Purchaser shall be deemed to have waived its right to pursue specific performance if Purchaser fails to file a suit for specific performance against Seller on or before sixty (60) days following the scheduled Closing Date and (z) Purchaser acknowledges and agrees that if Purchaser files an action for specific performance and it is subsequently determined that such action for specific performance was wrongfully or improperly filed, Seller will be materially damaged as a result thereof and shall be entitled to any actual damages as Seller may suffer as a result of such action. Purchaser shall not have, and hereby waives, absolutely and irrevocably, the right to record a notice of pendency of action affecting the Real Property except in connection with a specific performance action permitted pursuant to the provisions of this Section.

In no event shall Sellers be liable to Purchaser for any consequential or punitive damages based upon any breach of this Agreement, including breaches of representation or warranty. Subject to applicable principles of fraudulent conveyance, in no event shall Purchaser seek satisfaction for any obligation from any shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of such trustees or beneficiaries, nor shall any such Person have any personal liability for any such obligations of any Seller. Notwithstanding the foregoing, if Seller should fail to maintain assets as, when and in the amount required to cover any claims of Purchaser based on Seller’s breach of this Agreement for which Seller is liable under this Agreement, Buyer shall have the right to proceed against the members of Seller and, to the extent of any deficits in the assets of such members, their respective upstream beneficial owners, (A) to the extent of any such deficit in the assets of Seller and (B) pro rata among such members or owners based on the assets of Seller distributed to such member or owner, in all cases subject to all the limitations in character, time and amount applicable to any claim against Seller.

(ii) If Purchaser’s termination of this Agreement is based on a breach or untruth of any representation or warranty or a breach of any covenant in this Agreement other than Seller’s obligations to effect the Closing set forth in Section 9, (A) any claim for damages upon such termination based on a breach of representation and warranty or covenant shall be subject to the additional limitations set forth in Section 12(c) above and (B) Seller shall bear no liability beyond return of the Deposit and recovery of its actual out-of-pocket third-party expenses unless (1) the inaccuracy or untruth of the representation or warranty as of the Closing Date was duly identified in a Rep Breach Notice and Seller intentionally failed to disclose such untruth or inaccuracy as of the date of this Agreement or such untruth or inaccuracy as of the Closing Date was caused by

Seller’s intentional and material breach of any express covenant set forth in this Agreement or (2) the breach of the material covenant by Seller was intentional and material. In the event of either clause (1) or (2) immediately above, Purchaser shall have the remedies available to it in Section 18(b)(i).

19. BROKERS. Purchaser represents and warrants to Seller that Purchaser has not entered into an agreement with or incurred any obligation to any finders, brokers or agents in connection with the transaction contemplated by this Agreement, and Purchaser shall indemnify, defend and hold Seller and the Seller Indemnitees harmless from and against any and all Losses relating to claims for brokerage commissions, finder’s fees or other compensation payable in connection with the transaction contemplated by this Agreement resulting from the acts or omissions of Purchaser. Seller represents and warrants to Purchaser that Seller has not entered into an agreement with or incurred any obligation to any finders, brokers or agents in connection with the transaction contemplated by this Agreement excepting Eastdil Realty, and Seller shall indemnify, defend and hold Purchaser and the Purchaser Indemnitees harmless from and against any and all Losses relating to claims for brokerage commissions, finder’s fees or other compensation payable in connection with the transaction contemplated by this Agreement resulting from Eastdil Realty or any other acts or omissions of Seller. Nothing in this Agreement shall be construed to confer any third-party benefit on broker or any other person not a party hereto with respect to this Agreement. The provisions of this Section 19 shall survive the Closing or termination of this Agreement.

20. MISCELLANEOUS.

(a) Waiver of Performance. Either party may waive the satisfaction or performance of any conditions or agreements in this Agreement which have been inserted for its own and exclusive benefit, so long as the waiver is in writing specifying the waived condition or agreement and is delivered to the other party hereto and to the Title Company.

(b) Section Headings; Exhibits. The headings in this Agreement are for reference purposes only and shall not be used for limiting or interpreting the meaning of any provision. All exhibits and schedules attached to this Agreement are incorporated herein by this reference.

(c) Notices. All notices, consents or other communications to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered and received when made in writing and transmitted by personal delivery, legible and confirmed telecopy transmission (if followed immediately by delivery by another means permitted under this Section 20(c)), recognized overnight courier service or United States Postal Service registered or certified mail, return receipt requested, postage prepaid, addressed to the respective parties as follows (and/or to such other address(es) as a party may from time to time designate in writing):

If to Purchaser:	c/o Hyatt Hotels Corporation
71 South Wacker Drive
Chicago, Illinois 60606
Telecopy No. (312) 780-5281
Attn: Mr. Steven R. Goldman, and
General Counsel

With a copy to:	Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Telecopy No. (312) 861-2200
Attn: Stephen G. Tomlinson, P.C.
and Gary E. Axelrod, Esq.

If to Seller:	c/o AEW Capital Management L.P.
World Trade Center East
Two Seaport Lane
Boston, Massachusetts 02210-2021
Telecopy No. (617) 261-9555
Attention: Henry Vickers

With a copy to:	c/o Pivotal Group, Inc.
The Esplanade, Suite 700
2555 East Camelback Road
Phoenix, Arizona 85016
Telecopy No. (602) 956-2311
Attention: J. Jahm Najafi

With a copy to:	Heller Ehrman White & McAuliffe LLP
333 Bush Street
San Francisco, California 94104
Telecopy No. (415) 772-6268
Attention: Brian Smith

If to Title Company:	Lawyers Title Insurance Corporation
The Esplanade
Suite 700
2425 East Camelback Road
Phoenix, Arizona 85016
Telecopy No. (602) 954-7006
Attention: Judy Sorenson

Any such notice, consent or other communication shall be deemed delivered and received upon actual delivery or attempted delivery (as evidenced by receipt), or upon completion of telecopy transmission (as evidenced by telecopier confirmation sheet).

(d) Notice of Termination. Whenever any party has the right to terminate this Agreement, such party shall give written notice to the other party and to Title Company that it has elected to do so (a “Termination Notice”). Upon the delivery of a Termination Notice which a party is entitled to give under the terms of this Agreement, this Agreement shall terminate, the Deposit shall be returned to Purchaser (except that, in the circumstances described in Section 18(a), the Deposit shall be retained by Seller as liquidated damages), and any other money or documents then held by Title Company shall be returned to the party depositing the same, and neither party shall have any further rights, obligations or liabilities under this Agreement, except as expressly set forth in this Agreement.

(e) Amendments. This Agreement may be amended only by written agreement signed by both of the parties hereto.

(f) Time of the Essence. All times provided for in this Agreement for the performance of any act will be strictly construed, time being of the essence.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by each party on separate counterparts, each of which when executed and delivered shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

(h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ITS CONFLICT-OF-LAW RULES AND PRINCIPLES.

(i) Attorneys’ Fees and Costs. In any action or proceeding between the parties hereto seeking the enforcement or interpretation of any of the terms or provisions of this Agreement, the successful or prevailing party shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses and its reasonable attorneys’ fees, charges and expenses actually incurred. For purposes of this Agreement, the term “attorneys’ fees, charges and expenses” (and words of similar import) means the fees and expenses of counsel to a party hereto, which may include expenses of investigation, printing, imagining, word or data processing, duplicating and other expenses, facsimile, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with appellate proceedings, the enforcement or collection of any judgment obtained in any such proceeding, and any case or proceeding under the United States Bankruptcy Code.

(j) Entire Agreement. This Agreement, and the documents to be executed and delivered by Seller and Purchaser at the Closing, contain the entire agreement and understanding of the parties with respect to the transaction contemplated by this Agreement, and supersede any and all oral or written agreements between the parties hereto regarding the Property which are prior in time to this Agreement. Neither Purchaser nor Seller shall be bound by any prior understanding, agreement, promise, representation, warranty or stipulation, express or implied, not specified herein.

(k) Further Assurance. Purchaser and Seller agree to take, or cause to be taken, all actions, to do, or cause to be done, all things necessary, proper or advisable, including executing all documents and instruments reasonably required, to consummate the purchase and sale contemplated by this Agreement, provided that no such action or execution of documents or instruments shall increase or otherwise modify or affect the duties or obligations of the parties hereto.

(l) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. Notwithstanding the foregoing, neither party may assign or transfer this Agreement or any interest herein without the prior written consent of the other party (which consent may be withheld in the sole discretion of the non-assigning party). Notwithstanding the foregoing sentence, Purchaser may, provided that Purchaser provides to Seller the full legal name of its assignee at least four (4) Business Days prior to the Closing Date, assign this Agreement and any of the rights or obligations of Purchaser to (A) an entity directly or indirectly controlled by, in control of, or under common control with Purchaser, or (B) an entity for whom Purchaser or an Affiliate shall be engaged to manage the Hotel from and after the Closing, provided that, in either case (i) the entity to which Purchaser assigns this Agreement assumes in writing, for the benefit of Seller, all of Purchaser’s obligations and liabilities under this Agreement, (ii) the proposed assignee ratifies, for the benefit of Seller, all of the representations, warranties and covenants of Purchaser set forth in this Agreement, and (iii) Purchaser shall not be released from its obligations under this Agreement unless and until the Closing occurs. Further, if Purchaser wishes to so assign this Agreement, Purchaser shall deliver to Seller, for informational purposes only, reasonable information regarding the principal investors, partners or participants comprising the assignee (which information Seller agrees not to disclose to third parties other than its Affiliates).

(m) Severability. If any term or provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

(n) Authority. Each individual executing this Agreement on behalf of Seller or Purchaser represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such entity.

(o) Construction of Agreement. The language in all parts of this Agreement shall be construed in all cases simply according to its fair meaning and not strictly for or against any of the parties hereto. As used in this Agreement, the term “Seller” shall include the respective successors and permitted assigns of Seller, and the term “Purchaser” shall include the successors and permitted assigns of Purchaser.

(p) Business Days. If the date on which or by which any action is required to be taken pursuant to the terms hereof is not a Business Day, then such action need not be taken on such date or by such date, but may be taken on or by the next succeeding Business Day with the same force and effect as if taken on or by such date. For the purposes hereof, “Business Day” shall mean any day other than (i) Saturday or Sunday or (ii) a day on which commercial banks in Los Angeles, California are authorized or required by applicable law or executive order to close.

(q) Confidentiality. Subject to the provisions of Section 2.4(a) above, Purchaser and Seller agree to maintain the confidentiality of (i) all information in respect of the Property or the sale as contemplated in this Agreement that is not public information, (ii) the existence of the transaction contemplated by this Agreement and the terms thereof, and (iii) the results of any inspections, studies or tests performed by Purchaser in connection with its inspection of the Property; excepting only disclosure to its (or its Affiliates’) respective directors, officers, employees, advisors, investors, agents, lenders and consultants to the extent necessary to conduct its investigations and perform its obligations hereunder or as otherwise required by law; no other disclosure of any such information shall be made except in compliance with the provisions of any separate written confidentiality agreement which the parties may, or may not, enter into in the future. Except as may be required by applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Seller nor Purchaser shall issue any press release, public statement or other such publicity without the prior written review and consent of the other party. The undertakings of Purchaser and Seller under this Section subsection (q) shall extend to all Affiliates of Purchaser and all agents, employees, advisors, consultants and prospective lenders of Purchaser who receive any information with respect to the Hotel or the transaction contemplated by this Agreement (it being understood that Purchaser will inform such recipients of the confidential nature of such information and shall direct such recipients to treat such information as confidential). The obligations of Seller under this Section subsection (q) shall extend to all Affiliates of Seller.

(r) Waiver of Jury Trial. SELLER AND PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT THE CLOSING, OR ANY DEALINGS BETWEEN THEM RELATING TO THE PURCHASE AND SALE OF THE PROPERTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, and all other common law and statutory claims. Seller and Purchaser acknowledge that this waiver is a material inducement to enter into this Agreement, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Seller and Purchaser each represent and warrant to the other that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER APPLIES TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT THE CLOSING. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(s) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed to create any partnership, joint venture or other relationship between Seller and Purchaser (other than the relationship of seller and purchaser). No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person other than Seller and Purchaser.

(t) Submission of Agreement. The submission of this Agreement to Purchaser or its brokers, agents or attorneys for review shall not be deemed an offer to sell the Property to Purchaser, and no agreement with respect to the purchase and sale of the Property shall exist unless and until this Agreement is executed and delivered by both Seller and Purchaser.

IN WITNESS WHEREOF, Seller and Purchaser have caused their duly authorized representatives to execute this Agreement as of the date first above written.

SELLER:

PIVOTAL CENTURY PLAZA HOTEL, L.L.C.

By:	Pivotal CPH I L.L.C.
Its Administrative Member

By:	Pivotal Group X, L.L.C.
Its Managing Member

	By:	F. Francis Najafi, Trustee of the F.
Francis Najafi Family Trust
Its Administrative Member

		By:	/s/ Francis Najafi
F. Francis Najafi,
Its Trustee

PURCHASER:

HYATT DEVELOPMENT CORPORATION, a Delaware corporation

By:	/s/ Habib M. Enayetullah
Name:	Habib M. Enayetullah
Is:	Vice President

ACKNOWLEDGED AND AGREED

TITLE COMPANY:

LAWYERS TITLE INSURANCE COMPANY

By:
Name:
Title:

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